As filed with the Securities and Exchange Commission on February 9, 2011
Registration No. 333-171937
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tenneco Inc.
Tenneco Automotive Operating Company Inc.
Clevite Industries Inc.
The Pullman Company
Tenneco Global Holdings Inc.
Tenneco International Holding Corp.
TMC Texas Inc.
(Exact name of registrant as specified in its charter)

Delaware	3714	76-0515284
Delaware	3714	74-1933558
Delaware	3714	22-2940561
Delaware	3714	02-0359911
Delaware	3714	76-0450674
Delaware	3714	74-2067082
Delaware	3714	76-0523810
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

James D. Harrington
Senior Vice President, General Counsel
and Corporate Secretary
500 North Field Drive
Lake Forest, Illinois 60045
(847) 482-5000
(Name, Address, including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copy to:
Jodi A. Simala
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
(312) 782-0600

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on any date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2011

Tenneco Inc.

OFFER TO EXCHANGE
All outstanding $500,000,000 principal amount of
6 7/8% senior notes due 2020 issued December 23, 2010
for $500,000,000 principal amount of
6 7/8% senior notes due 2020 which have been
registered under the Securities Act of 1933

Principal Terms of the Exchange Offer:

•	We will exchange all old 6 7/8% senior notes due 2020 that were issued on December 23, 2010 in a private offering that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011, unless we extend the offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any condition other than that it will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission and that no proceedings with respect to the exchange offer have been instituted or threatened in any court or by any governmental agency.

Principal Terms of the Exchange Notes:

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradeable by persons who are not affiliated with us and will not have registration rights.

•	No public market currently exists for the old notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes will be fully and unconditionally and jointly and severally guaranteed by all of our domestic subsidiaries that guarantee the old notes.

•	The exchange notes and the guarantees thereof will rank:

•	equal in right of payment with all of our and our subsidiary guarantors’ other existing and future senior debt;

•	senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated debt; and

•	junior in right of payment to all of our and our subsidiary guarantors’ existing and future senior secured debt to the extent of the value of the collateral securing such indebtedness.

You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This date of this prospectus is          , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information or represent anything not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

Tenneco Inc. is a Delaware corporation. Our principal executive offices are located at 500 North Field Drive, Lake Forest, Illinois 60045 and our telephone number at that address is (847) 482-5000. Our web site is located at http://www.tenneco.com. The information on our web site is not part of this prospectus.

Monroe® , Rancho®, Fric Rottm, Clevite ® Elastomers, Walker®, Gillettm, Quiet-Flow®, Walker Ultratm, DynoMax®, Sensa-Trac®, Monroe Reflex®, Monroe® Dynamics and Ceramics, Thrush® and Armstrongtm are some of our primary trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding old notes where such outstanding old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

Industry and market data and other statistical information used throughout this prospectus or the documents incorporated by reference were obtained through company research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources described above. While we believe internal company survey data are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources.

This prospectus incorporates by reference important business and financial information about us which is not included in or delivered with this prospectus. See “Where you can Find More Information” and “Incorporation by Reference.” This information, excluding exhibits to the information unless the exhibits are specifically incorporated by reference into the information, is available without charge to any holder or beneficial owner of old notes upon written or oral request to Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045, Attn: General Counsel, telephone number (847) 482-5000. To obtain timely delivery of this information, you must request this information no later than five (5) business days before the expiration of the exchange offer. Therefore, you must request information on or before          , 2011.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference constitute “forward-looking statements” as that term is defined under Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), concerning, among other things, the prospects and developments of our company and business strategies for our operations, all of which are subject to risks and uncertainties. These forward-looking statements are included in various sections of this prospectus. They are identified as “forward-looking statements” or by their use of terms (and variations thereof) such as “may,” “will,” “believe,” “should,” “could,” “plan,” “expect,” “anticipate,” “estimate,” and similar terms (and variations thereof) and phrases.

Our actual results may differ significantly from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things, the factors that are described in “Risk Factors” and:

•	general economic, business and market conditions, including without limitation the ongoing financial difficulties facing a number of companies in the automotive industry as a result of the difficult global economic environment, including the potential impact thereof on labor unrest, supply chain disruptions, weakness in demand and the collectability of any accounts receivable due to us from such companies;

•	changes in capital availability or costs, including increases in our cost of borrowing (i.e., interest rate increases), the amount of our debt, our ability to access capital markets at favorable rates, and the credit ratings of our debt;

•	the impact of the recent global economic crisis on the credit markets, which continue to be volatile and more restricted than they were previously;

•	our ability to source and procure needed materials, components and other products and services as the economy recovers from the recent global economic crisis;

•	changes in consumer demand, prices and our ability to have our products included on top selling vehicles, such as the recent shift in consumer preferences from light trucks, which tend to be higher margin products for our customers and us, to other vehicles, and other factors impacting the cyclicality of automotive production and sales of automobiles which include our products, and the potential negative impact on our revenues and margins from such products;

•	changes in automotive manufacturers’ production rates and their actual and forecasted requirements for our products, such as the significant production cuts during 2008 and 2009 by automotive manufacturers in response to difficult economic conditions;

•	the overall highly competitive nature of the automotive parts industry, and our resultant inability to realize the sales represented by our awarded book of business (which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers);

•	the loss of any of our large original equipment manufacturer (“OEM”) customers (on whom we depend for a substantial portion of our revenues), or the loss of market shares by these customers if we are unable to achieve increased sales to other OEMs;

•	industrywide strikes, labor disruptions at our facilities or any labor or other economic disruptions at any of our significant customers or suppliers or any of our customers’ other suppliers (such as the 2008 strike at American Axle, which disrupted our supply of products for significant General Motors platforms);

•	increases in the costs of raw materials, including our ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, low cost country sourcing, and price recovery efforts with aftermarket and OEM customers;

•	the cyclical nature of the global vehicle industry, including the performance of the global aftermarket sector and the longer product lives of automobile parts;

•	our continued success in cost reduction and cash management programs and our ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

•	costs related to product warranties;

•	the impact of consolidation among automotive parts suppliers and customers on our ability to compete;

•	operating hazards associated with our business;

•	changes in distribution channels or competitive conditions in the markets and countries where we operate, including the impact of changes in distribution channels for aftermarket products on our ability to increase or maintain aftermarket sales;

•	the negative impact of higher fuel prices and overall market weakness on discretionary purchases of aftermarket products by consumers;

•	the cost and outcome of existing and any future legal proceedings, including, but not limited to, proceedings against us or our customers relating to intellectual property rights;

•	economic, exchange rate and political conditions in the foreign countries where we operate or sell our products;

•	customer acceptance of new products;

•	new technologies that reduce the demand for certain of our products or otherwise render them obsolete;

•	our ability to realize our business strategy of improving operating performance;

•	our ability to successfully integrate any acquisitions that we complete;

•	changes by the Financial Accounting Standards Board or the Securities and Exchange Commission (the “Commission”) of authoritative generally accepted accounting principles or policies;

•	changes in accounting estimates and assumptions, including changes based on additional information;

•	potential legislation, regulatory changes and other governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

•	the impact of changes in and compliance with laws and regulations, including environmental laws and regulations, environmental liabilities in excess of the amount reserved, the adoption of the current mandated timelines for worldwide emission regulation and any changes to the timing of the funding requirements for our pension and other postretirement benefit liabilities;

•	decisions by federal, state and local governments to provide (or discontinue) incentive programs related to automobile purchases;

•	the potential impairment in the carrying value of our long-lived assets and goodwill or our deferred tax assets;

•	potential volatility in our effective tax rate;

•	acts of war and/or terrorism, as well as actions taken or to be taken by the United States and other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where we operate; and

•	the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results, we express that expectation or belief in good faith and believe it has a reasonable basis, but we can give no assurance that the statement of expectation or belief will result or be achieved or accomplished.

You should be aware that any forward-looking statement made by us in this prospectus, the documents incorporated herein by reference or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any scenarios or results contained in any forward-looking statement made in this prospectus, the documents incorporated herein by reference or elsewhere might not occur.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your decision of whether to participate in the exchange offer. To understand all of the terms of this exchange offer and for a more complete understanding of our business, you should carefully read this entire prospectus, particularly the section entitled “Risk Factors,” and the documents incorporated by reference in this prospectus. In this prospectus, except as set forth under “Description of the Notes” and “Material United States Federal Income Tax Considerations,” the words “we,” “our” and “us” refer to Tenneco Inc. and its subsidiaries. In this prospectus, we use the term old notes to refer to the $500 million 6 7/8% Senior Notes due 2020 that were issued on December 23, 2010 in a private offering, the term exchange notes to refer to the 6 7/8% Senior Notes due 2020 offered in the exchange offer described in this prospectus and the term notes to refer to the old notes and the exchange notes, collectively. All references to the old notes and exchange notes include references to the related guarantees. Some of the statements contained in this “Prospectus Summary” are forward-looking statements. See “Forward-Looking Statements.”

The Company

Tenneco Inc. is one of the world’s leading manufacturers of automotive emission control and ride control products and systems. We serve both original equipment (“OE”) vehicle designers and manufacturers and the repair and replacement markets, or aftermarket, globally through leading brands, including Monroe®, Rancho®, Clevite® Elastomers, and Fric Rottm ride control products and Walker®, Fonostm, and Gillettm emission control products. For 2009 and the nine months ended September 30, 2010, we generated net sales of approximately $4,649 million and $4,360 million, respectively. See “—Summary Historical Consolidated Financial Data.”

As an automotive parts supplier, we produce individual component parts for vehicles as well as groups of components that are combined as modules or systems within vehicles. These parts, modules and systems are sold globally to most leading OEMs and throughout all aftermarket distribution channels. During 2009, we operated 84 manufacturing facilities and 14 engineering and technical centers around the world. For 2009 and the nine months ended September 30, 2010, we generated approximately 55 percent and 52 percent, respectively, of our net sales outside of North America, including in expanding markets such as China and Eastern Europe.

We manufacture and sell emission control components, such as mufflers, catalytic converter shells, fabricated manifolds, pipes, exhaust heat exchangers, diesel particulate filters and complete exhaust systems. These products play a critical role in reducing the level of pollutants in engine emission and managing engine exhaust noise. Emission control products accounted for 63 percent and 64 percent of our net sales for 2009 and the nine months ended September 30, 2010, respectively. We also manufacture and sell ride control products, such as shock absorbers, struts, vibration control components and suspension systems. These products are designed to function as safety components for vehicles, provide a comfortable ride and improve vehicle stability and handling. Ride control products accounted for 37 percent and 36 percent of our net sales for 2009 and the nine months ended September 30, 2010, respectively.

In the OE market, we serve a global customer base of more than 65 different OEMs that includes General Motors (“GM”), Ford Motor Co. (“Ford”), Volkswagen, Toyota, Daimler, BMW, SAIC Motor Corp., PSA Peugeot Citroen, Navistar and Chrysler. The OE business accounted for 78 percent and 80 percent of our net sales in 2009 and the nine months ended September 30, 2010, respectively.

Our aftermarket customers are comprised of full-line and specialty warehouse distributors, retailers, jobbers, installer chains and car dealers. These customers include National Auto Parts Association (NAPA), Advance Auto Parts, Uni-Select, Pep Boys and O’Reilly Automotive in North America and Temot, Auto Distribution International, Group Auto Union, Kwik-Fit and Mekonomen Grossist in Europe. Our top 10 aftermarket customers accounted for 45 percent of our net aftermarket sales and our aftermarket sales representing 22 percent of our total net sales in 2009. Our aftermarket sales represented 20 percent of our total net sales for the nine months ended September 30, 2010.

Our principal executive offices are located at 500 North Field Drive, Lake Forest, Illinois 60045 and our telephone number at that address is (847) 482-5000. Our website is located at http://www.tenneco.com. The information on our website is not incorporated by reference in, and does not form a part of, this registration statement.

Recent Developments

We used the proceeds of the offering of the old notes, net of related fees and expenses, together with cash on hand and available liquidity, to purchase any and all of our outstanding $500 million 8 5/8% senior subordinated notes due 2014 (the “Senior Subordinated Notes”) tendered in the tender offer described below (the “Tender Offer”) and to redeem any of such notes that were not tendered and to pay fees, premiums, expenses and accrued interest related to the Tender Offer or redemption. The offering settled on December 23, 2010.

On December 9, 2010, we launched a tender offer to purchase for cash, subject to certain terms and conditions, any and all of our Senior Subordinated Notes. Holders who validly tendered their Senior Subordinated Notes and provided their consents to certain amendments to the related indenture prior to 5:00 p.m., New York City time, on December 22, 2010, were entitled to receive the total consideration of $1,032.50, payable in cash for each $1,000 principal amount of Senior Subordinated Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Senior Subordinated Notes accepted for payment. Holders who validly tendered their Senior Subordinated Notes after 5:00 p.m., New York City time, on December 22, 2010, but on or prior to 8:00 a.m., New York City time, on January 6, 2011 received $1,002.50 for each $1,000 principal amount of Senior Subordinated Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date was paid in cash on all validly tendered and accepted Senior Subordinated Notes. Pursuant to the Tender Offer we purchased approximately $480 million aggregate principal amount of Senior Subordinated Notes.

On January 7, 2011, we redeemed approximately $20 million aggregate principal amount of the remaining Senior Subordinated Notes outstanding at 102.875% of the principal amount, plus accrued and unpaid interest.

Summary of the Exchange Offer

On December 23, 2010, we completed the private offering of $500 million of our 6 7/8% Senior Notes due 2020. In connection with that private offering we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed, among other things, to deliver to you this prospectus for the exchange of up to $500 million of new 6 7/8% Senior Notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for up to $500 million aggregate principal amount of the old 6 7/8% Senior Notes that were issued on December 23, 2010. The exchange notes will be substantially identical to the old notes, except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to the rights that are applicable to the old notes under the registration rights agreement; and

•	our obligation to pay additional interest on the old notes does not apply if the registration statement of which this prospectus forms a part is declared effective or certain other circumstances occur, as described under the heading “Registration Rights.”

Old notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “Prospectus Summary—The Exchange Notes” and “Description of the Notes” for further information regarding the exchange notes. You should also read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the exchange notes.

Exchange offer	We will exchange our exchange notes for a like aggregate principal amount and maturity of our old notes as provided in the registration rights agreement related to the old notes. The exchange offer is intended to satisfy the rights granted to holders of the old notes in that agreement. After the exchange offer is complete you will no longer be entitled to any exchange or registration rights with respect to your notes.

Resales	Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the exchange notes in the ordinary course of business, and

• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

By signing the letter of transmittal and exchanging your old notes for exchange notes, as described below, you will be making representations to this effect.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who:

• is our affiliate,

• does not acquire the exchange notes in the ordinary course of its business, or

     • cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters, must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. We will not assume, nor will we indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any exchange notes issued to you in the exchange offer absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.

Expiration time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, or such later date and time to which we extend it. We do not currently intend to extend the expiration time.

Conditions to the exchange offer	The exchange offer is subject to the following conditions, which we may waive:

• the exchange offer does not violate applicable law or applicable interpretations of the staff of the Commission; and

• there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for tendering the Old Notes	If you wish to accept and participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     • if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Withdrawal of tenders	A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer, or you must comply with the appropriate procedure of DTC’s Automated Tender Offer Program system.

Acceptance of old notes and delivery of exchange notes	If all the conditions to the completion of this exchange offer are satisfied or waived by us, we will accept any and all old notes that are properly tendered in this exchange offer and not properly withdrawn on or before 5:00 p.m., New York City time, on the expiration date. We will return any old note that we do not accept for exchange to its registered holder at our expense promptly after the expiration date. We will deliver the exchange notes to the registered holders of old notes accepted for exchange promptly after the expiration date and acceptance of such old notes. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Old Notes for Exchange and Delivery of Exchange Notes.”

Effect on holder of old Notes	As a result of making, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold your old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Accrued interest on the exchange notes and the old notes	Each exchange note will bear interest from December 23, 2010. The holders of old notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those old notes from December 23, 2010 to the date of issuance of the exchange notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Consequently, if you exchange your old notes for exchange notes, you will receive the same interest payment on June 15, 2011 that you would have received if you had not accepted this exchange offer.

Consequences of failure to exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act. The trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

U.S. federal income tax considerations	The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Shelf registration statement	We have agreed to register the old notes in a shelf registration statement and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission if:

     • we and our subsidiary guarantors determine that any applicable law, Commission rules or regulations or prevailing interpretations of such rules or regulations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

• we do not complete the exchange offer within 210 days after the original issue of the old notes; or

     • any of the initial purchasers of the old notes that holds old notes that have the status of an unsold allotment in an initial distribution requests us to do so in writing on or prior to the 60th day after the consummation of the exchange offer.

We have agreed to maintain the effectiveness of the shelf registration statement for, in some circumstances, up to two years from the date of the original issuance of the old notes to cover resales of the old notes held by the holders. See “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

The Exchange Notes

The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete description of the terms of the notes, see “Description of the Notes.”

Issuer	Tenneco Inc.

General	The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes except that:

• the exchange notes will bear a “Series B” designation to differentiate them from the old notes, which bear a “Series A” designation;

• the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• the holders of exchange notes will not be entitled to rights under the registration rights agreement, including any registration rights or rights to additional interest.

The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture under which the old notes were issued.

Securities offered	$500 million aggregate principal amount of 6 7/8% Senior Notes due 2020, Series B

Maturity date	December 15, 2020

Interest rate	Annual rate: 6.875%, accruing from December 23, 2010

Payment frequency: every six months on June 15 and December 15

First payment: June 15, 2011

Interest payment dates on the exchange notes	Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from December 23, 2010 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on June 15, 2011 (the first interest payment date with respect to the old notes and the first interest payment date with respect to the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Guarantees	Each of our material domestic wholly-owned subsidiaries that guarantee our senior secured credit facility and the old notes will also fully and unconditionally and jointly and severally guarantee the exchange notes. These guarantees will be general senior obligations of our subsidiary guarantors and will rank equal in right of payment with all other existing and future unsubordinated indebtedness of the respective guarantors and senior in right of payment to existing and future subordinated indebtedness of the respective guarantors. The exchange notes and the guarantees will not be secured by any assets of the guarantors. Accordingly the exchange notes and guarantees are effectively junior in right of payment to all existing and future senior secured debt of the guarantors to the extent of the value of the collateral securing such indebtedness. Subject to limited exceptions, future domestic subsidiaries will also be required to guarantee the exchange notes in certain circumstances, including if they also guarantee our senior secured credit facility.

Ranking	The exchange notes, like the old notes, will be general senior obligations of us and our subsidiary guarantors and will rank equal in right of payment with all other existing and future unsubordinated indebtedness of us and our subsidiary guarantors and senior in right of payment to all existing and future subordinated indebtedness. The exchange notes will not be secured by any assets of us or our subsidiary guarantors. Accordingly, the exchange notes will be effectively junior in right of payment to all of our and our subsidiary guarantors’ existing and future senior secured debt to the extent of the value of the collateral securing such indebtedness. The exchange notes will also be effectively junior in right of payment to all existing and future liabilities, including trade payables, of our foreign subsidiaries, which will not guarantee the exchange notes, and of those of our domestic subsidiaries that do not guarantee the exchange notes.

As of September 30, 2010, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, we would have had outstanding:

• $500 million of old notes;

     • $797 million of other senior indebtedness, including $236 million of loans outstanding under our senior secured credit facility, which is secured and guaranteed on a senior secured basis by our material domestic wholly-owned subsidiaries, which would have been effectively senior in right of payment to the old notes and exchange notes to the extent of the value of the collateral securing such indebtedness; and

     • $614 million of unused capacity under the revolving credit facility and the tranche B-1 letter of credit/revolving loan facility and $52 million in outstanding letters of credit under the revolving credit facility, all of which is secured and guaranteed on a senior secured basis by our material domestic wholly-owned subsidiaries and all of which, if drawn, would have been effectively senior in right of payment to the old notes and the exchange notes to the extent of the value of the collateral securing such indebtedness.

As of September 30, 2010 and December 31, 2009, our non-guarantor subsidiaries had $1,504 million and $1,030 million, respectively, of liabilities recorded on their balance sheets.

Optional redemption	We may redeem some or all of the notes at any time on or after December 15, 2015 at specified redemption prices. We also may redeem up to 35% of the aggregate principal amount of the exchange notes using the proceeds of certain equity offerings completed on or before December 15, 2013. We may also redeem the exchange notes, in whole or in part, at any time prior to December 15, 2015 at a price equal to 100% of the principal amount thereof plus the Applicable Premium. The redemption prices and the calculation of the Applicable Premium are described under “Description of the Notes—Redemption—Optional Redemption.”

Change of control and asset sales	If we experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to repurchase the exchange notes at the prices listed in “Description of the Notes—Change of Control” and “Description of the Notes—Certain Covenants—Limitation on Asset Sales.”

Restrictive covenants	We will issue the exchange notes under the indenture dated December 23, 2010 with The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or contingent obligations;

• pay dividends or make distributions to our stockholders;

• repurchase or redeem equity interests;

• make investments;

• grant liens;

• make capital expenditures;

• enter into transactions with our shareholders and affiliates;

• sell assets; and

• acquire the assets of, or merge or consolidate with, other companies.

These covenants are subject to important exceptions and qualifications which are described in “Description of the Notes.”

During any period that the credit rating on the exchange notes, as determined by both Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, and no default or event of default has occurred and is continuing, we will not be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply as a result of achieving these ratings will be restored if one or both of the credit ratings on the exchange notes later falls below these thresholds. See “Description of Notes—Covenant Suspension.”

Investing in the exchange notes and participating in the exchange offer involve substantial risks. See “Risk Factors” beginning on page 12 for a discussion of certain risks relating to us, our business and an investment in the exchange notes that you should carefully consider before participating in the exchange offer.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial data as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 were derived from the audited financial statements of Tenneco Inc. and its consolidated subsidiaries. See the section of this prospectus entitled “Experts.” The following summary historical consolidated financial data as of and for each of the nine months ended September 30, 2009 and 2010 were derived from our unaudited condensed financial statements. In our opinion, the summary historical consolidated financial data as of and for the nine months ended September 30, 2009 and 2010 include all adjusting entries, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. You should not regard the results of operations for the nine months ended September 30, 2010 as indicative of the results that may be expected for the entire fiscal year.

The following information should be read in conjunction with our historical consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 3010, incorporated by reference herein.

	Years Ended					Nine Months
	December 31,					Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions)

Statements of income data:
Net sales and operating revenues	$4,440	$4,682	$6,184	$5,916	$4,649	$3,327	$4,360
Cost of sales (exclusive of depreciation and amortization shown below)	3,578	3,836	5,210	5,063	3,875	2,783	3,575
Goodwill impairment charge	—	—	—	114	—	—	—
Engineering, research, and development	83	88	114	127	97	72	90
Selling, general, and administrative	384	373	399	392	344	256	307
Depreciation and amortization of other intangibles	177	184	205	222	221	162	163
Other expense, net	1	5	4	1	20	15	6

Income (loss) before interest expense, income taxes, and noncontrolling interests	217	196	252	(3)	92	39	219
Interest expense (net of interest capitalized)	133	136	164	113	133	101	100
Income tax expense	26	5	83	289	13	18	45

Net income (loss)	$58	$55	$5	$(405)	$(54)	$(80)	74

Less: Net income attributable to noncontrolling interests	2	6	10	10	19	10	17

Net income (loss) attributable to Tenneco Inc.	$56	$49	$(5)	$(415)	$(73)	$(90)	$57

Basic earnings (loss) per share of common stock	1.30	1.11	(0.11)	(8.95)	(1.50)	(1.93)	0.97
Diluted earnings (loss) per share of common stock	1.24	1.05	(0.11)	(8.95)	(1.50)	(1.93)	0.94
Cash dividends declared per common share	—	—	—	—	—	—	—
Weighted average shares of common stock outstanding—
Basic	43,088,558	44,625,220	45,809,730	46,406,095	48,572,463	46,694,885	59,102,041
Diluted	45,321,225	46,755,573	45,809,730	46,406,095	48,572,463	46,694,885	60,859,093

	December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions)

Balance sheet data:
Total assets	$2,945	$3,274	$3,590	$2,828	$2,841	$2,939	$3,270
Short-term debt	22	28	46	49	75	73	70
Long-term debt	1,361	1,357	1,328	1,402	1,145	1,395	1,227
Redeemable noncontrolling interests	3	4	6	7	7	5	10
Total Tenneco Inc. shareholders’ equity	137	226	400	(251)	(21)	(244)	5
Noncontrolling interests	21	24	25	24	32	26	33

Total equity (deficit)	158	250	425	(227)	11	(218)	38

	Years Ended					Nine Months
	December 31,					Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
	(Dollars in millions)

Statement of cash flows data:
Net cash provided by operating activities	$123	$203	$158	$160	$241	$108	$64
Net cash used by investing activities	(164)	(172)	(202)	(261)	(119)	(86)	(112)
Net cash provided (used) by financing activities	(28)	12	(10)	58	(87)	(21)	64
Cash payments for plant, property and equipment	(140)	(177)	(177)	(233)	(120)	(86)	(105)

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference before participating in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, the trading price of our securities, including the exchange notes, could decline, and you might lose all or part of your original investment. You are encouraged to perform your own investigation with respect to the notes and our company. Some of the statements in this discussion of risk factors are forward-looking statements. See “Forward-Looking Statements.”

Risks Relating to our Existing Indebtedness, the Old Notes and the Exchange Notes

Our substantial debt could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making payments on the notes.

We are a highly leveraged company. As of September 30, 2010, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, we would have had (i) $1,297 million of outstanding senior indebtedness and (ii) $614 million of unused capacity under the revolving credit facility and tranche B-1 letter of credit/revolving loan facility and $52 million in outstanding letters of credit under the revolving credit facility, all of which if drawn also would have been senior debt. Our substantial amount of debt requires significant interest payments. We also incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other general corporate purposes.

This level of indebtedness could have important consequences for you, including the following:

•	a substantial portion of our cash flow from operations is dedicated to the repayment of our indebtedness and would not be available for other purposes;

•	it may limit our ability to borrow money or sell stock for our working capital, capital expenditures, debt service requirements or other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations, our business or the industry in which we compete;

•	we are highly leveraged, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	our ability to meet the debt service requirements of our indebtedness could make it more difficult for us to make payments on the notes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significantly more debt, including debt that is secured by our assets. This could intensify many of the risks described herein.

The terms of our senior secured credit facility, the indentures governing the notes and our other senior notes and the agreements governing our other indebtedness limit, but do not prohibit, us and our subsidiaries from incurring significant additional indebtedness in the future. As of September 30, 2010, on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom, under our senior secured credit facility, which is secured by a substantial portion of our assets, we would have had $614 million of unused capacity under the revolving credit facility and tranche B-1 letter of credit/revolving loan facility capacity and $52 million of letters of credit issued under the revolving credit facility. In addition, the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness, including secured indebtedness. The more we become leveraged, the more we, and in turn our security holders, become exposed to many of the risks described herein.

Your right to receive payments on the notes and guarantees is effectively junior to our and our subsidiary guarantors’ senior debt that is secured.

Payment on the notes and guarantees will be effectively junior in right of payment to all of our and our subsidiary guarantors’ senior debt that is secured, including our senior secured credit facility. Upon any distribution to our creditors or the creditors of any guarantor in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or such guarantor or our or its property, the holders of senior debt that is secured will be entitled to be paid in full in cash before any payment may be made on these notes or the subsidiary guarantees. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt that is secured.

In addition, our senior secured credit facility is (i) secured by substantially all of the tangible and intangible assets of us and our subsidiary guarantors, (ii) collateralized by a perfected security interest in all of the capital stock of our and the subsidiary guarantors’ domestic subsidiaries and (iii) secured by up to 66 percent of the capital stock of our and the subsidiary guarantors’ direct foreign subsidiaries. Accordingly, upon our bankruptcy, liquidation or reorganization or similar proceeding, the holders of the notes offered hereby will have no claim against these assets or the capital stock of these subsidiaries until the lenders under the senior secured credit facility have been paid in full.

We rely on our subsidiaries to fund our financial obligations, including the notes. Additionally, not all of our subsidiaries will guarantee the notes and assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Tenneco Inc., the issuer of the notes, is a holding company and relies on its subsidiaries for all funds necessary to meet its financial obligations, including the notes. The assets of Tenneco Inc. consist of the stock of subsidiaries and certain intellectual property. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

Although some of our subsidiaries will guarantee the notes, a substantial number of them will not. Payments on the notes will only be required to be made by Tenneco Inc. and the subsidiary guarantors. The non-guarantor subsidiaries consist of all of our foreign subsidiaries, immaterial domestic subsidiaries and other finance-related subsidiaries. Because the non-guaranteeing subsidiaries may have other creditors and are not obligated to repay and do not guarantee repayment of the notes, you cannot rely on such subsidiaries to make any payments on the notes directly to you or to make sufficient distributions to enable us to satisfy our obligations to you under the notes. As of, and for the nine months ended, September 30, 2010, and the year ended December 31, 2009, the non-guarantor subsidiaries represented approximately 75 percent and 77 percent, respectively, of our consolidated assets, approximately 56 percent and 59 percent, respectively, of our consolidated net sales (excluding intercompany sales) and approximately 63 percent and 186 percent, respectively, of our consolidated operating income. To the extent we expand our international operations, a larger percentage of our consolidated assets, net sales and operating income may be derived from non-guarantor foreign subsidiaries. Our ability to repatriate cash from foreign subsidiaries may be limited. See “—Risks Relating to our Business—We are subject to risks related to our international operations.” We will depend in part on the non-guarantor subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. Further, the earnings from, or other available assets of, these non-guarantor subsidiaries, together with our guarantor subsidiaries, may not be sufficient to make distributions to enable us to pay interest on the notes when due or principal of the notes at maturity.

If any or all of our non-guarantor subsidiaries become the subject of a bankruptcy, liquidation or reorganization, the creditors of the subsidiary or subsidiaries, including debt holders, must be paid in full out of the subsidiary’s or subsidiaries’ assets before any monies may be distributed to us as the holder of the equity in the subsidiary or subsidiaries. As of September 30, 2010 and December 31, 2009, our non-guarantor subsidiaries had $1,504 million and $1,030 million, respectively, of liabilities recorded on their balance sheets.

The indenture governing the notes limits, but does not prohibit, our subsidiaries from incurring additional indebtedness.

We are required to make substantial debt service payments, and we may not be able to generate sufficient cash to service all of our indebtedness, including the notes. In addition, a substantial amount of our debt is secured.

Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. Our annual debt service obligations in 2010, assuming we incur no further indebtedness, will consist primarily of interest and required principal payments under our senior secured credit facility and the agreements governing the debt incurred by our foreign subsidiaries, interest payments on the notes and our other senior notes. We will have to generate significant cash flows from operations to meet our debt service requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us, or at all. Without any such financing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances.

Our senior secured credit facility and the indentures governing the notes and our other senior notes limit our ability to sell assets and also restrict the use of proceeds from any asset sale. Moreover, our senior secured credit facility is secured on a first priority basis by substantially all of our and our subsidiary guarantors’ tangible and intangible domestic assets, pledges of all of the stock of our and our subsidiary guarantors’ direct domestic subsidiaries and pledges of up to 66 percent of the stock of our and our subsidiary guarantors’ direct foreign subsidiaries. If necessary, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase of 1.0 percent in the interest rates payable on our existing variable rate indebtedness would have increased our 2009 estimated debt service requirements by approximately $2 million after taxes on a pro forma basis after giving effect to the offering of the old notes and the use of proceeds therefrom. We have no interest rate hedge agreements that would shield us from this risk. We might consider entering into fixed-to-floating interest rate swaps on all or any portion of our remaining fixed-rate debt. Such a transaction could initially reduce our interest expense, but may expose us to an increase in interest rates in the future.

Our failure to comply with the covenants contained in the agreement governing our senior secured credit facility, the indentures governing the notes, our other senior notes or our other debt agreements, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

Our senior secured credit facility and receivables securitization program in the U.S. require us to maintain certain financial ratios. Our senior secured credit facility and our other debt instruments require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated, upon an event of default, or that we would be able to refinance or restructure the payments on those debt instruments.

For example, in February 2009, we sought an amendment to our senior credit facility to revise the financial ratios we are required to maintain thereunder. The revised financial ratios were based on a set of projections that we shared with our lenders. If, in the future, we are required to obtain similar amendments as a result of our inability to meet the financial ratios in those projections, there can be no assurance that those amendments will be available on commercially reasonable terms or at all. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under our senior secured credit facility, or amend the covenants contained therein, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets. Under such circumstances, we could be forced into bankruptcy or liquidation. In addition, any event of default or declaration of acceleration under one of our debt instruments could also result in an event of default under one or more of our other financing agreements, including our other debt instruments and/or the agreements under which we sell certain of our accounts receivable. This would have a material adverse impact on our liquidity, financial position and results of operations.

We may not be able to repay, refinance or replace our senior secured credit facility or senior notes when they terminate or become due, which will occur before the maturity of the notes.

Amounts borrowed under our senior secured credit facility, which is secured by a substantial portion of our assets, will mature at varying times prior to the maturity of the notes. The revolving credit facility will mature on May 31, 2014. However, the revolving credit facility will mature on December 14, 2013 if our tranche B-1 letter of credit/revolving loan facility is not refinanced by that date. The term loan B facility will mature on June 3, 2016. Certain of our other senior notes mature on November 15, 2015 and August 15, 2018, which is also prior to the maturity of the notes offered hereby.

We may not be able to (i) repay or refinance amounts due under the senior secured credit facility prior to their maturity dates, (ii) repay or replace the revolving portions of our senior secured credit facility prior to their termination or (iii) repay, refinance or extend the maturity of our other senior notes prior to the applicable dates described above. If we are unable to repay, refinance or restructure all or any part of our senior secured credit facility, the lenders thereunder could proceed against any collateral securing such indebtedness. If we are unable to repay, refinance or extend the maturity of this indebtedness or the indebtedness under our other senior notes prior to the applicable dates described above, our liquidity and financial flexibility would be substantially impaired.

Releases of the guarantees of the notes or additional guarantees may be controlled under some circumstances by the administrative agent under our senior secured credit facility.

The notes will be guaranteed by each of our current and future domestic subsidiaries that guarantees the obligations under our senior secured credit facility. If we create or acquire a material domestic subsidiary in the future and the administrative agent under our senior secured credit facility does not require that subsidiary to guarantee the obligations under the senior secured credit facility, then the subsidiary will not be required to guarantee the notes unless it incurs indebtedness. In addition, under the terms of the indenture, a guarantee of the notes made by a guarantor will be released without any action on the part of the trustee or any holder of the notes if the administrative agent under our senior secured credit facility releases the guarantee of obligations under our senior secured credit facility made by that guarantor (unless the guarantor remains or becomes a guarantor of is otherwise liable on account of any our indebtedness). Additional releases of the guarantees of the notes are permitted under some circumstances. See “Description of the Notes—Brief Description of the Notes and the Guarantees—The Guarantees.”

Because each of our subsidiary guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The holders of the notes have the benefit of guarantees from our subsidiary guarantors. However, the guarantees from our subsidiary guarantors are limited to the maximum amount which the subsidiary guarantors are permitted to guarantee under applicable law. As a result, each subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the subsidiary guarantor or based on other defenses available to guarantors.

Federal and state statutes allow courts, under specific circumstances, to void the subsidiary guarantees and require noteholders to return payments received from us or the subsidiary guarantors. If that occurs, you may not receive any payments on the notes.

Our issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (i) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) we or any of the subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (ii) only, one of the following is true:

•	we or any of the subsidiary guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

•	paying the consideration left us or any of the subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the subsidiary guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could avoid the payment obligations under the notes, such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of us or of such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its liabilities (contingent or otherwise) was greater than the fair value of all its assets;

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due;

•	it cannot pay its debts as they become due; or

•	it had at such time an unreasonably small amount of capital with which to conduct its business.

Restrictive covenants in our senior secured credit facility and in the indentures governing the notes and our other senior notes may prevent us from pursuing business strategies that could otherwise improve our results of operations.

The indentures governing the notes and our other senior notes and our senior secured credit facility limit our ability, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our shareholders;

•	repurchase or redeem our equity interests;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our shareholders and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

In addition, our senior secured credit facility requires us to maintain a minimum interest coverage ratio of consolidated EBITDA to consolidated cash interest paid and a maximum net leverage ratio of consolidated debt less unrestricted cash/cash equivalents to consolidated EBITDA (each as defined in the senior credit agreement). Complying with these restrictive covenants and financial ratios may impair our ability to finance our future operations or capital needs or to engage in other favorable business activities.

We may not have sufficient funds or be permitted by our other debt to purchase notes upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all outstanding notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes, or that restrictions in our senior secured credit facility or other debt we may incur in the future would permit us to make the required repurchases. For the foreseeable future, our senior secured credit facility will not permit us to make the required repurchases. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes, which would in turn be a default under our senior secured credit facility and our other senior notes. In addition, a change of control may be an event of default under our senior secured credit facility and would require us to make an offer to purchase the other senior notes at 101 percent of the principal amount thereof. Subject to limited exceptions, our senior secured credit facility prohibits the purchase of outstanding notes prior to repayment of the borrowings under our senior secured credit facility and any exercise by the holders of the notes of their right to require us to purchase the notes would cause an event of default under our senior secured credit facility.

Many of the covenants in the indenture will be suspended if the notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

Many of the covenants in the indenture governing the notes will no longer apply to us during any time that the notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, provided that at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Covenant Suspension.”

You may have difficulty selling the old notes that you do not exchange.

If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining old notes would be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your old notes.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although the initial purchasers of the old notes have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that:

•	exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

•	resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

In addition to broker-dealers, any noteholder that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

Risks Relating to our Business

The recent global economic crisis severely and negatively affected the automotive industry and our business, financial position and liquidity and future deterioration or prolonged difficulty in economic conditions could have a material adverse impact on our business, financial position and liquidity.

The economic crisis in 2008 and 2009 arising out of the subprime mortgage market collapse and the resulting worldwide financial industry turmoil resulted in a severe and global tightening of credit and a liquidity crisis. As a result, nearly every major economy in the world faced a widespread reduction of business activity, seized-up credit markets and rising unemployment. These conditions led to a low consumer confidence, which resulted in delayed and reduced purchases of durable consumer goods such as automobiles. As a result, our OEM customers significantly reduced their production schedules. Light vehicle production during 2009 decreased by 32 percent in North America and 20 percent in Europe as compared to 2008. These unprecedented conditions had a severe and negative impact on our business and financial position and vehicle production remains at historical lows.

We face several risks relating to difficult economic conditions, including the following:

Disruptions in the financial markets may adversely impact the availability and cost of credit which could materially and negatively affect our company.  The recent global financial crisis materially and negatively impacted our business and our customers’ businesses in the U.S. and globally. Longer term disruptions in the capital and credit markets could further adversely affect our customers’ and our ability to access the liquidity that is necessary to fund operations on terms that are acceptable to us or at all. The recent global economic crisis also negatively impacted consumer spending patterns in the automotive industry. During periods of economic difficulty, purchases of our customers’ products may be limited by their customers’ inability to obtain adequate financing for such purchases. In addition, as our customers and suppliers respond to rapidly changing consumer preferences, they may require access to additional capital. If that capital is not available or its cost is prohibitively high, their businesses would be negatively impacted which could result in further restructuring or even reorganization under bankruptcy laws. Any such negative impact, in turn, could materially and negatively affect our company either through loss of sales to any of our customers so affected or through inability to meet our commitments (or inability to meet them without excess expense) because of loss of supplies from any of our suppliers so affected.

Financial or other difficulties facing other automotive companies may have a material and adverse impact on us.  Over the last several years, a number of companies in the automotive industry have been facing severe financial difficulties. GM, Ford and Chrysler undertook significant restructuring actions in an effort to improve profitability and remain solvent. The North American automotive manufacturers were burdened with substantial structural and embedded costs, such as facility overhead as well as pension and healthcare costs, that led GM and Chrysler to reorganize under bankruptcy protection in 2009. Automakers in other markets in the world also have been experiencing difficulties from a weakened economy, tightening credit markets and reduced demand for their products. The automotive supply base in turn has also been faced with severe cash flow problems as a result of the significantly lower production levels of light vehicles, increases in certain costs and restricted access to additional liquidity through the credit markets. Several suppliers have filed for bankruptcy protection or ceased operations.

Severe financial or other difficulties, including bankruptcy, of any automotive manufacturer or significant automotive supplier could have a significant disruptive effect on the entire automotive industry, leading to supply chain disruptions and labor unrest, among other things. For example, if a parts supplier were to cease operations, it could force the automotive manufacturers to whom the supplier provides parts to shut down their operations. This, in turn, could force other suppliers, including us, to shut down production at plants that are producing products for these automotive manufacturers. Severe financial or other difficulties at any of our major suppliers could have a material adverse effect on us if we are unable to obtain on a timely basis on similar economic terms the quantity and quality of components we require to produce our products. While the difficulties facing our customers and suppliers over the last two years have been primarily financial in nature, other difficulties, such as an inability to meet increased demand as the economy recovers, could also result in supply chain and other disruptions.

Financial or other difficulties at any of our major customers could have a material adverse impact on us if such customer were unable to pay for the products we provide or we experience a loss of, or material reduction in, business from such customer. In connection with the 2009 bankruptcies of GM and Chrysler, we collected substantially all of our pre-petition receivables and the reorganized GM and Chrysler assumed substantially all of the pre-petition contracts we had with them. However, further financial difficulties at any of our major customers could have a material adverse impact on us, including as a result of lost revenues, significant write offs of accounts receivable, significant impairment charges or additional restructurings beyond our current global plans. In addition, a bankruptcy filing by one of our other large customers could result in a default under our U.S. securitization agreement. Our inability to collect receivables in a timely manner or to sell receivables under our U.S. securitization program may have a material adverse effect on our liquidity.

Our working capital requirements may negatively affect our liquidity and capital resources.  Our working capital requirements can vary significantly, depending in part on the level, variability and timing of our customers’ worldwide vehicle production and the payment terms with our customers and suppliers. Our liquidity could also be adversely impacted if our suppliers were to suspend normal trade credit terms and require payment in advance or payment on delivery of purchases. If our working capital needs exceed our cash flows from operations, we would look to our cash balances and availability for borrowings under our borrowing arrangements to satisfy those needs, as well as potential sources of additional capital, which may not be available on satisfactory terms and in adequate amounts, if at all.

Any further continuation of the global economic downturn or other factors that reduce consumer demand for our products or reduce prices could materially and adversely impact our financial condition and results of operations.  Demand for and pricing of our products are subject to economic conditions and other factors present in the various domestic and international markets where the products are sold. Demand for our OE products is subject to the level of consumer demand for new vehicles that are equipped with our parts. The level of new light vehicle purchases is cyclical, affected by such factors as general economic conditions, interest rates, consumer confidence, patterns of consumer spending, fuel cost and the automobile replacement cycle. Consumer preferences also impact the level of new light vehicle purchases. For example, if increasing consumer awareness of climate change issues causes consumers to increasingly prefer electric vehicles, demand for the vehicles equipped with our emission control products would decrease.

As described above, the recent unprecedented deterioration in the global economy, global credit markets and the financial services industry beginning in 2008 has negatively impacted our operations, including by leading to a rapid decline in light vehicle purchases. In 2009, North American light vehicle production decreased 32 percent from 2008. During 2009, European light vehicle production declined 20 percent as compared to 2008. In addition, significant increases in gasoline prices in the United States, starting in the first half of 2008, accelerated the shift in the North American market away from light trucks, which tend to be higher margin products for OEMs and suppliers, to more fuel-efficient passenger cars. During 2009, SUV and pick-up truck business accounted for 55 percent of our North American OE revenues, relatively unchanged from 54 percent in 2008. OE production started to stabilize and overall the production environment strengthened during the second half of 2009 compared to the first half of 2009 as production began to track more closely to vehicle sales after inventory corrections in the first half of 2009. Light vehicle production in the first nine months of 2010 has continued to strengthen. North American light vehicle production was up 53 percent year-over-year, while in Europe, light vehicle production in the first nine months of 2010 was up 18 percent year-over-year. Current light vehicle production projections for the fourth quarter of 2010 for North America and India are up year-over-year when compared to the fourth quarter of 2009, while projected light vehicle production for the fourth quarter for China is relatively even when compared to the fourth quarter of last year. In Europe, South America and Australia, current light vehicle production projections for the fourth quarter of 2010 are down year-over-year when compared to the fourth quarter of 2009. A further decline in automotive sales and production would likely cause a decline in our sales to vehicle manufacturers, and would likely result in a decline in our results of operations and financial condition.

Demand for our aftermarket, or replacement, products varies based upon such factors as general economic conditions, the level of new vehicle purchases, which initially displaces demand for aftermarket products, the severity of winter weather, which increases the demand for certain aftermarket products, and other factors, including the average useful life of parts and number of miles driven.

The highly cyclical nature of the automotive industry presents a risk that is outside our control and that cannot be accurately predicted. For example, we cannot assure you that we would be able to maintain or improve our results of operations in a stagnant or extended recessionary economic environment. Further decreases in demand for automobiles and automotive products generally, or in the demand for our products in particular, could materially and adversely impact our financial condition and results of operations.

We are dependent on large customers for future revenue. The loss of any of these customers or the loss of market share by these customers could have a material adverse impact on us.

We depend on major vehicle manufacturers for a substantial portion of our net sales. For example, during fiscal year ended December 31, 2009, GM and Ford accounted for 16 percent and 14 percent of our net sales, respectively. The loss of all or a substantial portion of our sales to any of our large-volume customers could have a material adverse effect on our financial condition and results of operations by reducing cash flows and our ability to spread costs over a larger revenue base. We may make fewer sales to these customers for a variety of reasons, including but not limited to: (1) loss of awarded business; (2) reduced or delayed customer requirements; (3) strikes or other work stoppages affecting production by the customers; or (4) reduced demand for our customers’ products. See the risk factor “Financial or other difficulties facing other automotive companies may have a material and adverse impact on us”.

The major North American automakers have been facing intense competition from Asian OEMs. While we are actively targeting Japanese, Chinese and Korean automakers, any market share loss by these

North American-based and European-based automakers could, if we are unable to achieve increased sales to the Asian OE manufacturers, have a material adverse effect on our business.

We may be unable to realize sales represented by our awarded business, which could materially and adversely impact our financial condition and results of operations.

The realization of future sales from awarded business is inherently subject to a number of important risks and uncertainties, including the number of vehicles that our OE customers will actually produce, the timing of that production and the mix of options that our OE customers and consumers may choose. Prior to 2008, substantially all of our North American vehicle manufacturing customers had slowed or maintained at relatively flat levels new vehicle production for several years. In 2009, new vehicle production decreased dramatically as a result of the global economic crisis. In addition, our customers generally have the right to replace us with another supplier at any time for a variety of reasons and have demanded price decreases over the life of awarded business. Accordingly, we cannot assure you that we will in fact realize any or all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our financial condition, results of operations, and liquidity.

In many cases, we must commit substantial resources in preparation for production under awarded OE business well in advance of the customer’s production start date. In certain instances, the terms of our OE customer arrangements permit us to recover these pre-production costs if the customer cancels the business through no fault of our company. Although we have been successful in recovering these costs under appropriate circumstances in the past, we can give no assurance that our results of operations will not be materially impacted in the future if we are unable to recover these types of pre-production costs related to OE cancellation of awarded business.

The hourly workforce in the automotive industry is highly unionized and our business could be adversely affected by labor disruptions.

Although we consider our current relations with our employees to be satisfactory, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. We have not experienced a material labor disruption in our workforce in the last ten years, but there can be no assurance that we will not experience a material labor disruption at one of our facilities in the future in the course of renegotiation of our labor arrangements or otherwise. In addition, substantially all of the hourly employees of North American vehicle manufacturers and many of their other suppliers are represented by the United Automobile, Aerospace and Agricultural Implement Workers of America or other labor organizations under collective bargaining agreements. Vehicle manufacturers and such suppliers and their employees in other countries are also subject to labor agreements. A work stoppage or strike at our production facilities, at those of a significant customer, or at a significant supplier of ours or any of our customers, such as the 2008 strike at American Axle which resulted in 30 GM facilities in North America being idled for several months, could have an adverse impact on us by disrupting demand for our products and/or our ability to manufacture our products.

In the past, we have experienced significant increases in raw materials pricing; and future changes in the prices of raw materials or utilities could have a material adverse impact on us.

Significant increases in the cost of certain raw materials used in our products or the cost of utilities required to produce our products, to the extent they are not timely reflected in the price we charge our customers or are otherwise mitigated, could materially and adversely impact our results. For example, from 2004 through 2008, we experienced significant increases in processed metal and steel prices. We addressed these increases by evaluating alternative materials and processes, reviewing material substitution opportunities, increasing component and assembly outsourcing to low cost countries and aggressively negotiating with our customers to allow us to recover these higher costs from them. In addition to these actions, we continue to pursue productivity initiatives and review opportunities to reduce costs through restructuring activities. We cannot assure you that we will not face increased prices in the future or, if we do, whether these actions will be effective in containing margin pressures from any further raw material or utility price increases.

We may be unable to realize our business strategy of improving operating performance, growing our business and generating savings and improvements.

We regularly implement strategic and other initiatives designed to improve our operating performance and grow our business. The failure to achieve the goals of these initiatives could have a material adverse effect on our business, particularly since we rely on these initiatives to offset pricing pressures from our suppliers and our customers, as described above, as well as to manage the impacts of production cuts such as the significant production decreases we are experiencing as a result of the recent global economic crisis. Furthermore, the terms of our senior credit facility may restrict the types of initiatives we undertake, as these agreements restrict our uses of cash, certain of these agreements require us to maintain financial ratios and otherwise prohibit us from undertaking certain activities. In the past we have been successful in obtaining the consent of our senior lenders where appropriate in connection with our initiatives. We cannot assure you, however, that we will be able to pursue, successfully implement or realize the expected benefits of any initiative or that we will be able to sustain improvements made to date.

In addition, we believe that increasingly stringent environmental standards for emissions have presented and will continue to present an important opportunity for us to grow our emissions control business. We cannot assure you, however, that environmental standards for emissions will continue to become more stringent or that the adoption of any new standards will not be delayed beyond our expectations.

We may incur material costs related to product warranties, environmental and regulatory matters and other claims, which could have a material adverse impact on our financial condition and results of operations.

From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to guarantee or warrant their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. We cannot assure you that costs associated with providing product warranties will not be material, or that those costs will not exceed any amounts reserved in our consolidated financial statements. For a description of our accounting policies regarding warranty reserves, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” included in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We are subject to extensive government regulations worldwide. Foreign, Federal, state and local laws and regulations may change from time to time and our compliance with new or amended laws and regulations in the future may require a material increase in our costs and could adversely affect our results of operations and competitive position. For example, we are subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which we operate. Soil and groundwater remediation activities are being conducted at certain of our current and former real properties. We record liabilities for these activities when environmental assessments indicate that the remedial efforts are probable and the costs can be reasonably estimated. On this basis, we have established reserves that we believe are adequate for the remediation activities at our current and former real properties for which we could be held responsible. Although we believe our estimates of remediation costs are reasonable and are based on the latest available information, the cleanup costs are estimates and are subject to revision as more information becomes available about the extent of remediation required. In future periods, we could be subject to cash or non-cash charges to earnings if we are required to undertake material additional remediation efforts based on the results of our ongoing analyses of the environmental status of our properties, as more information becomes available to us.

We also from time to time are involved in legal proceedings, claims or investigations that are incidental to the conduct of our business. Some of these proceedings allege damages against us relating to environmental liabilities, intellectual property matters, personal injury claims, taxes, employment matters or commercial or contractual disputes. For example, we are subject to a number of lawsuits initiated by a significant number of claimants alleging health problems as a result of exposure to asbestos. Many of these cases involve significant numbers of individual claimants. Many of these cases also involve numerous defendants, with the number of defendants in some cases exceeding 100 defendants from a variety of industries. As major asbestos manufacturers or other companies that used asbestos in their manufacturing processes continue to go out of business, we may experience an increased number of these claims.

We vigorously defend ourselves in connection with all of the matters described above. We cannot, however, assure you that the costs, charges and liabilities associated with these matters will not be material, or that those costs, charges and liabilities will not exceed any amounts reserved for them in our consolidated financial statements. In future periods, we could be subject to cash costs or non-cash charges to earnings if any of these matters is resolved unfavorably to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental and Other Matters” included in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We may have difficulty competing favorably in the highly competitive automotive parts industry.

The automotive parts industry is highly competitive. Although the overall number of competitors has decreased due to ongoing industry consolidation, we face significant competition within each of our major product areas, including from new competitors entering the markets which we serve. The principal competitive factors include price, quality, service, product performance, design and engineering capabilities, new product innovation, global presence and timely delivery. As a result, many suppliers have established or are establishing themselves in emerging, low-cost markets to reduce their costs of production and be more conveniently located for customers. Although we are also pursuing a low-cost country production strategy and otherwise continue to seek process improvements to reduce costs, we cannot assure you that we will be able to continue to compete favorably in this competitive market or that increased competition will not have a material adverse effect on our business by reducing our ability to increase or maintain sales or profit margins.

The decreasing number of automotive parts customers and suppliers could make it more difficult for us to compete favorably.

Our financial condition and results of operations could be adversely affected because the customer base for automotive parts is decreasing in both the original equipment market and aftermarket. As a result, we are competing for business from fewer customers. Due to the cost focus of these major customers, we have been, and expect to continue to be, requested to reduce prices as part of our initial business quotations and over the life of vehicle platforms we have been awarded. We cannot be certain that we will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions requested by existing customers and necessary to win additional business.

Furthermore, the trend toward consolidation and bankruptcies among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales.

We may not be able to successfully respond to the changing distribution channels for aftermarket products.

Major automotive aftermarket retailers, such as AutoZone, are attempting to increase their commercial sales by selling directly to automotive parts installers in addition to individual consumers. These installers have historically purchased from their local warehouse distributors and jobbers, who are our more traditional customers. We cannot assure you that we will be able to maintain or increase aftermarket revenues through increasing our sales to retailers. Furthermore, because of the cost focus of major retailers, we have occasionally been requested to offer price concessions to them. Our failure to maintain or increase aftermarket sales, or to offset the impact of any reduced sales or pricing through cost improvements, could have an adverse impact on our business and operating results.

Longer product lives of automotive parts are adversely affecting aftermarket demand for some of our products.

The average useful life of automotive parts has steadily increased in recent years due to innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the aftermarket has been displaced. This has adversely impacted, and could continue to adversely impact, our aftermarket sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our aftermarket products. Recently, we have experienced relative stabilization in our aftermarket business due to our ability to win new customers and recover steel price increases through selling price increases. However, there can be no assurance that we will be able to maintain this stabilization. Aftermarket sales represented approximately 22 percent and 20 percent of our net sales in the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

Assertions against us or our customers relating to intellectual property rights could materially impact our business.

We and others in our industry hold a number of patents and other intellectual property rights that are critical to our respective businesses. On occasion, third parties may assert claims against us and our customers and distributors alleging our products or technology infringe upon third-party intellectual property rights. Similarly, we may assert claims against third-parties who are taking actions that we believe are infringing on our intellectual property rights. These claims, regardless of their merit or resolution, are frequently costly to prosecute, defend or settle and divert the efforts and attention of our management and employees. Claims of this sort also could harm our relationships with our customers and might deter future customers from doing business with us. If any such claim were to result in an adverse outcome, we could be required to take actions which may include: cease the manufacture, use or sale of the infringing products; pay substantial damages to third parties, including to customers to compensate them for their discontinued use or replace infringing technology with non-infringing technology; or expend significant resources to develop or license non-infringing products. Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions we make could disrupt our business and seriously harm our financial condition.

We may, from time to time, consider acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired businesses, the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships with current customers and suppliers. In addition, any acquisitions could involve the incurrence of substantial additional indebtedness. We cannot assure you that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any such failure could seriously harm our business, financial condition and results of operations.

We are subject to risks related to our international operations.

We have manufacturing and distribution facilities in many regions and countries, including Australia, China, India, North America, Europe and South America, and sell our products worldwide. For the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 55 percent and 52 percent, respectively, of our net sales were derived from operations outside North America. International operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including:

•	exposure to local economic conditions;

•	exposure to local political conditions, including the risk of seizure of assets by a foreign government;

•	exposure to local social unrest, including any resultant acts of war, terrorism or similar events;

•	exposure to local public health issues and the resultant impact on economic and political conditions;

•	currency exchange rate fluctuations;

•	hyperinflation in certain foreign countries;

•	controls on the repatriation of cash, including imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	export and import restrictions.

Exchange rate fluctuations could cause a decline in our financial condition and results of operations.

As a result of our international operations, we are subject to increased risk because we generate a significant portion of our net sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. For example, where we have significantly more costs than revenues generated in a foreign currency, we are subject to risk if the foreign currency in which our costs are paid appreciates against the currency in which we generate revenue because the appreciation effectively increases our cost in that country.

The financial condition and results of operations of some of our operating entities are reported in foreign currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies generally will have a negative impact on our reported revenues and operating profit while depreciation of the U.S. dollar against these foreign currencies will generally have a positive effect on reported revenues and operating profit. For example, our European operations were positively impacted in 2007 due to the strengthening of the Euro against the U.S. dollar. However, in 2008 and the first half of 2010, the dollar strengthened against the Euro which had a negative effect on our results of operations. Our South American operations were negatively impacted by the devaluation in 2000 of the Brazilian currency as well as by the devaluation of the Argentine currency in 2002. We do not generally seek to mitigate this translation effect through the use of derivative financial instruments. To the extent we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in that currency could have a material adverse effect on our business.

Entering new markets poses new competitive threats and commercial risks.

As we have expanded into markets beyond light vehicles, we expect to diversify our product sales by leveraging technologies being developed for the light vehicle segment. Such diversification requires investments and resources which may not be available as needed. We cannot guarantee that we will be successful in leveraging our capabilities into new markets and thus, in meeting the needs of these new customers and competing favorably in these new markets. Further, a significant portion of our growth potential is dependent on our ability to increase sales to commercial vehicle customers. While we believe that we can achieve our growth targets with the production contracts that have been awarded to us, our future prospects will be negatively affected if those customers underlying these contracts experience reduced demand for their products or financial difficulties.

Impairment in the carrying value of long-lived assets and goodwill could negatively affect our operating results.

We have a significant amount of long-lived assets and goodwill on our consolidated balance sheet. Under generally accepted accounting principles, long-lived assets, excluding goodwill, are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors cause profitability and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of our reporting units exceeds their current fair value as determined based on the discounted future cash flows of the related business, the goodwill is considered impaired and is reduced to fair value by a non-cash charge to earnings. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include changes in the industries in which we operate, particularly the impact of the current downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability. For example, during the fiscal year ended December 31, 2008, we were required to record a $114 million asset impairment charge to write-off the remaining goodwill related to our 1996 acquisition of Clevite Industries.

The value of our deferred tax assets could become impaired, which could materially and adversely affect our operating results.

As of December 31, 2009, we had approximately $63 million in net deferred tax assets. These deferred tax assets include net operating loss carryovers that can be used to offset taxable income in future periods and reduce income taxes payable in those future periods. We periodically determine the probability of the realization of deferred tax assets, using significant judgments and estimates with respect to, among other things, historical operating results, expectations of future earnings and tax planning strategies. For example, we were required to record charges during the fiscal year ended December 31, 2008 for a valuation allowance against our U.S. deferred tax assets. These charges were attributable to the significant decline in production which resulted from the recent global economic crisis and the accounting requirement to project that the current negative operating environment will continue through the expiration of the net operating loss carry-forward periods. If we determine in the future that there is not sufficient positive evidence to support the valuation of these assets, due to the risk factors described herein or other factors, we may be required to further adjust the valuation allowance to reduce our deferred tax assets. Such a reduction could result in material non-cash expenses in the period in which the valuation allowance is adjusted and could have a material adverse effect on our results of operations.

Our expected annual effective tax rate could be volatile and materially change as a result of changes in mix of earnings and other factors.

Our overall effective tax rate is equal to our total tax expense as a percentage of our total profit or loss before tax. However, tax expenses and benefits are determined separately for each tax paying entity or group of entities that is consolidated for tax purposes in each jurisdiction. Losses in certain jurisdictions may provide no current financial statement tax benefit. As a result, changes in the mix of projected profits and losses between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the nine months ended September 30, 2010 and for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005. For the purpose of computing these ratios, the numerator, earnings, consists of income from continuing operations before provision for income taxes plus interest expense and an estimate of interest within rent expense divided by the denominator, fixed charges, which consists of interest expense including amounts capitalized and an estimate of interest within rent expense.

	Nine Months Ended
	September 30,	Year Ended December 31,
	2010	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges(a)	2.04	1.55	1.35	1.46	—	—

(a)	Earnings were inadequate to cover fixed charges by $39 million for the year ended December 31, 2009 and by $121 million for the year ended December 31, 2008.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

We used all of the net proceeds of the offering of the old notes, which were approximately $490 million, net of related fees and expenses, together with cash on hand and available liquidity, to purchase approximately $480 million aggregate principal amount of our Senior Subordinated Notes tendered to us in the Tender Offer and to redeem approximately $20 million aggregate principal amount of our Senior Subordinated Notes that were not tendered in the Tender Offer at a price of 102.875% of the principal amount, plus accrued and unpaid interest. Our outstanding Senior Subordinated Notes bore interest at the rate of 8 5/8% per year and would have matured in November 2014.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Contemporaneously with issuing the $500 million of the old notes in the private placement on December 23, 2010, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with that obligation. We also agreed to use our commercially reasonable efforts to cause that exchange offer to be consummated within 210 days following the original issue of the old notes.

The exchange notes we propose to issue will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or additional interest payable for the failure to complete the exchange offer or, if the exchange offer is not permitted, have a shelf registration statement declared effective within 210 days following the original issue of the old notes.

We reserve the right, in our sole discretion, to purchase or make offers for any old notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase old notes in the open market or privately negotiated transactions, in one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the original issuance of the old notes. These circumstances include:

•	if we and our subsidiary guarantors determine that any applicable law, Commission rules or regulations or prevailing interpretations of such rules or regulations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 210 days after the original issue of the old notes; or

•	if any of the initial purchasers in the private offering of the old notes (i) holds old notes that have the status of an unsold allotment in an initial distribution, and (ii) such initial purchaser so requests in writing on or before the 60th day after the consummation of the exchange offer.

If we fail to comply with our obligations under the registration rights agreement to complete the exchange offer or, if the exchange offer is not permitted, have a shelf registration statement declared effective, within 210 days following the original issue of the old notes, we will be required to pay additional interest to holders of the old notes as described under the heading “Registration Rights.”

Each holder of old notes that wishes to exchange such old notes for exchange notes in the exchange offer will be required, among other things, to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market making activities, that such holder will deliver a prospectus, as required by law, in connection with any resale of exchange notes; and

•	such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of either us or any of the subsidiary guarantors.

Resale of Exchange Notes

Based on interpretations of the Commission staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of us or our subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If as stated above a holder cannot rely on the position of the staff of the Commission set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration time. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in minimum denominations of $2,000 and larger integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except that the exchange notes will:

•	be registered under the Securities Act,

•	not bear legends restricting their transfer,

•	bear a “Series B” designation to differentiate them from the old notes, which bear a “Series A” designation, and

•	not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file and cause to be effective a registration statement.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of exchange notes being tendered for exchange.

As of the date of this prospectus, $500 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Time; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time on          , 2011, unless, in our sole discretion, we extend it.

In order to extend the exchange offer, we will notify the exchange agent in writing of any extension. We will notify the registered holders of old notes in writing or by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We expressly reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes due to an extension of the exchange offer;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of old notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if we determine in our sole discretion that:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made the representations described in the letter of transmittal and under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering the Old Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender will apply to all old notes and not only to particular old notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering the Old Notes

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration time.

The tender by a holder that is not withdrawn prior to the expiration time will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration time. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes; provided that any waiver of a condition of tender will apply to all old notes and not only to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable). Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration of the exchange offer.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of the old notes represents, among other things, that:

(i) any exchange notes that the holder receives will be acquired in the ordinary course of its business;

(ii) the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

(iii) if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

(iv) the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of us or any of our subsidiary guarantors.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either make appropriate arrangements to register ownership of the old notes in such owner’s name or obtain a properly completed bond power from the registered holder of old notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration time.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that: (1) DTC has received an express acknowledgement from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation; (2) such participant has received and agrees to be bound by the terms of this prospectus and the letter of transmittal; and (3) the agreement may be enforced against such participant.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration of the exchange offer. For a withdrawal to be effective the exchange agent must receive a written notice (which may be by facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “—Exchange Agent”, or the holder must comply with the appropriate procedure of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, identify the old notes to be withdrawn (including the principal amount of such old notes and, if applicable, the registration numbers and total principal amount of such old notes), and where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the old notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender, and, if applicable because the old notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the old notes to be withdrawn.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn, and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering the Old Notes” above at any time prior to the expiration time.

Acceptance of Old Notes for Exchange and Delivery of Exchange Notes

Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes;

provided that any waiver of a condition of tender will apply to all old notes and not only to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. However, all conditions must be satisfied or waived prior to the expiration of the exchange offer (as extended, if applicable). We, the subsidiary guarantors, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of old notes. We, the subsidiary guarantors, the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all old notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” above. For purposes of this exchange offer, old notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

If any tendered old notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder, or, in the case of old notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered, subject to the indenture. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance or requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Registered and Certified Mail:	By Facsimile: (Eligible Guarantor Institutions Only)	By Overnight Courier or Regular Mail:	By Hand Delivery:
The Bank of New York Mellon Corporate Trust Operations 480 Washington Boulevard— 27th Floor Reorganization Unit Jersey City, NJ 07310 Attn: Carolle Montreuil	(212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5920	The Bank of New York Mellon Corporate Trust Operations 480 Washington Boulevard— 27th Floor Reorganization Unit Jersey City, NJ 07310 Attn: Carolle Montreuil	The Bank of New York Mellon Corporate Trust Operations 480 Washington Boulevard— 27th Floor Reorganization Unit Jersey City, NJ 07310 Attn: Carolle Montreuil

Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery to the exchange agent.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and for handling or forwarding tenders for exchange to their customers.

Our expenses in connection with the exchange offer include Commission registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing costs, transfer taxes and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement related to the old notes, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the Commission staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our or a subsidiary guarantor’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on the applicable interpretations of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The registration rights agreement requires us to file a registration statement for a continuous offering under the Securities Act for your benefit if:

•	if we and our subsidiary guarantors determine that any applicable law, Commission rules or regulations or prevailing interpretations of such rules or regulations by the staff of the Commission do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	we do not complete the exchange offer within 210 days after the original issue of the old notes; or

•	you are an initial purchaser of the old notes who holds old notes that have the status of an unsold allotment in an initial distribution and you request us to do so in writing on or prior to the 60th day after the consummation of the exchange offer.

We do not currently anticipate that we will register under the Securities Act any old notes that remain outstanding after completion of the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

DESCRIPTION OF THE NOTES

The old notes were, and the exchange notes will be, issued under an indenture dated as of December 23, 2010 (the “Indenture”) by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Guarantors will be the following Domestic Restricted Subsidiaries of the Company, which will be all of the Company’s Domestic Restricted Subsidiaries as of the date the notes offered hereby are issued (other than Finance Subsidiaries, Accounts Receivable Entities and Immaterial Domestic Restricted Subsidiaries): Tenneco Automotive Operating Company Inc., The Pullman Company, Clevite Industries Inc., Tenneco Global Holdings Inc., TMC Texas Inc. and Tenneco International Holding Corp. The notes will be the direct senior obligations of the Company, ranking equal in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The notes will be fully and unconditionally and jointly and severally guaranteed by the Guarantors as described below under the caption“—Brief Description of the Notes and the Guarantees—The Guarantees.” The Guarantees will be the direct senior obligations of the respective Guarantors and rank equal in right of payment with all other unsubordinated indebtedness of the respective Guarantors and senior in right of payment to existing and future subordinated indebtedness of the respective Guarantors. Unlike the Company’s and Guarantors’ obligations under the Credit Agreement and other secured indebtedness, which are also direct senior obligations of the Company and Guarantors, as applicable, the notes and the Guarantees will not be secured by any assets of the Company or Guarantors and therefore will be effectively junior to secured indebtedness of the Company and Guarantors to the extent of the value of the collateral securing such indebtedness. For purposes of this section, references to “we,” “our” or the “Company” include only Tenneco Inc. and not its Subsidiaries.

On December 23, 2010, we issued $500 million aggregate principal amount of old notes under the Indenture. The terms of the exchange notes will be identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or any other rights under the registration rights agreement. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes.

Used in this “Description of the Notes,” except as the context otherwise requires, the term “notes” means all 6 7/8% senior notes due 2020 issued by the Company pursuant to the Indenture (including the notes offered for exchange hereby, the $500 million of old notes and any additional notes that the Company may issue from time to time under the Indenture).

The following description is a summary of the material provisions of the Indenture and does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchasers. The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.”

The notes offered hereby will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. Interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any old notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer and any additional notes subsequently issued under the Indenture, will be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The old notes are, and the exchange notes will:

•	be general senior obligations of the Company, ranking equal in right of payment with all other existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company;

•	not be secured by any assets of the Company, unlike borrowings under the Credit Agreement and other senior secured indebtedness and therefore will be effectively junior to secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be fully and unconditionally and jointly and severally guaranteed by the Guarantors. The Guarantees will be the general senior obligations of the respective Guarantors and rank equal in right of payment with all other existing and future unsubordinated indebtedness of the respective Guarantors and senior in right of payment to existing and future subordinated indebtedness of the respective Guarantors. The Guarantees will not be secured by the assets of any Guarantor, unlike the guarantees of the senior obligations in respect of the Credit Agreement and other secured indebtedness and therefore will be effectively junior to secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of September 30, 2010, on a pro forma basis after giving effect to the offering of the old notes and the use of the proceeds therefrom, we would have had $236 million of indebtedness outstanding under our Credit Agreement, with $614 million of unused capacity under the revolving credit facility and tranche B-1 letter of credit/revolving loan facility and approximately $52 million in outstanding letters of credit under our revolving credit facility, and $1,061 million principal amount of other unsubordinated indebtedness outstanding. The foregoing amounts do not include $500 million of Senior Subordinated Notes that were repurchased or redeemed using the net proceeds of the offering of the old notes, together with cash on hand and available liquidity. In addition, under the Indenture, we also may incur additional indebtedness ranking pari passu in right of payment with the notes and indebtedness secured by liens on our property and assets as described below under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and “—Certain Covenants—Limitation on Liens.”

The Guarantees

The old notes are, and the exchange notes will be, fully and unconditionally and jointly and severally guaranteed by the following subsidiaries of the Company:

•	all Domestic Restricted Subsidiaries that guarantee the Credit Agreement or the Senior Notes or any other Indebtedness or Subordinated Indebtedness of the Company; and

•	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

in each case, subject to the exceptions described below. See “—Certain Covenants—Issuance of Subsidiary Guarantees.”

Each Subsidiary Guarantee of the notes will be a general senior obligation of the applicable Guarantor, ranking equal in right of payment to all existing and future unsubordinated indebtedness of that Guarantor and senior in right of payment to existing and senior in right of payment to all existing and future subordinated indebtedness of the Guarantor. The Guarantees will not be secured by the assets of any Guarantor, unlike the guarantees of the senior obligations in respect of the Credit Agreement and other secured indebtedness and therefore will be effectively junior to secured indebtedness to the extent of the value of the collateral securing such indebtedness.

As of the date the exchange notes offered hereby are issued, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain

Covenants—Limitation on Designations of Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

These Subsidiary Guarantees will be full and unconditional and joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees. See “Risk Factors—Risks Relating to our Existing Indebtedness, the Old Notes and the Exchange Notes—Because each of our Subsidiary Guarantors’ liability under its Guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.” Federal and state statutes allow courts, under specific circumstances, to void a guarantee and the liens securing such guarantee and require noteholders to return payments received from the entity providing such guarantee.

Also, as of the date the exchange notes offered hereby are issued, none of the Company’s Foreign Subsidiaries, Finance Subsidiaries, Accounts Receivable Entities or Immaterial Domestic Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. As of, and for the nine months ended, September 30, 2010, and the year ended December 31, 2009, the non-guarantor Subsidiaries represented approximately 75 percent and 77 percent, respectively, of our consolidated assets, approximately 56 percent and 59 percent, respectively, of our consolidated net sales (excluding intercompany sales) and approximately 63 percent and 186 percent, respectively, of our consolidated operating income.

As of September 30, 2010, after giving pro forma effect to the issuance of the old notes and the use of proceeds therefrom:

•	the Company would have had $1,297 million of unsubordinated indebtedness outstanding, $290 million of which was secured;

•	the Company would have had $614 million of unused capacity under the revolving credit facility and tranche B-1 letter of credit/revolving loan facility under the Credit Agreement and $52 million in outstanding letters of credit under the revolving credit facility under the Credit Agreement, all of which if drawn would be secured and therefore rank effectively senior to the notes to the extent of the value of the collateral securing such indebtedness; and

•	the Company’s Subsidiaries, other than the Guarantors, would have had $1,504 million of liabilities outstanding on their balance sheets.

The foregoing amounts do not include $500 million of Senior Subordinated Notes that were repurchased or redeemed using the net proceeds of the offering of the old notes, together with cash on hand and available liquidity.

Principal, Maturity and Interest

Old notes in an aggregate principal amount of $500 million were issued on December 23, 2010. Exchange notes in a like principal amount will be issued in exchange for all old notes properly tendered and not withdrawn in the exchange offer. The exchange notes will trade as a single class of freely tradeable notes. The notes will mature on December 15, 2020. Without the consent of any holders of notes, additional notes in an unlimited amount may be issued under the Indenture from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Interest on the notes will accrue at the rate of 6.875 percent per annum and will be payable semi-annually in cash in arrears on each June 15 and December 15, commencing on June 15, 2011, to the persons who are registered holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Each exchange note will bear interest from December 23, 2010. The holders of old notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those old notes from December 23, 2010 to the date of issuance of the exchange notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Consequently, if you exchange your old notes for exchange notes, you will receive the same interest payment on June 15, 2011 that you would have received if you had not accepted this exchange offer.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption.  The Company may redeem all or portions of the notes, on and after December 15, 2015 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage

2015	103.438%
2016	102.292%
2017	101.146%
2018 and thereafter	100.000%

At any time prior to December 15, 2015, the notes may also be redeemed in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such note on December 15, 2015 (such redemption price being that described in the first paragraph of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note on such Redemption Date; and, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 15, 2015; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United Stated Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Redemption upon Equity Offerings.  At any time, or from time to time, on or prior to December 15, 2013 the Company may, at its option, use all or any portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes issued at a redemption price equal to 106.875 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the aggregate principal amount of notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Equity Offering.

As used in the preceding paragraph, “Equity Offering” means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company’s common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

Mandatory Redemption.  The Company is not required to make scheduled mandatory redemption payments or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem appropriate; provided, however, that:

•	no notes of a principal amount of $2,000 or less shall be redeemed in part; and

•	if a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Change of Control

The Indenture provides that upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101 percent of the principal amount thereof plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the date of purchase. Notwithstanding the occurrence of a Change of Control, the Company will not be obligated to repurchase the notes under this covenant if it has exercised its right to redeem all the notes under the terms of the section entitled “—Redemption—Optional Redemption.”

Within 30 days following the date upon which the Change of Control occurs, the Company will send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Company’s ability to pay cash to the holders of notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control, and restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture. If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay all Indebtedness under the Credit Agreement, any other Indebtedness required to be repaid in connection with such Change of Control and the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to repay such other Indebtedness or purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to require the purchase of notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of “Change of Control” includes, among other transactions, a disposition of “all or substantially all” of the property and assets of the Company. With respect to the disposition of property or assets, the phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transactions, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person, and therefore it may be unclear whether a Change of Control has occurred and whether the Company is required to make a Change of Control Offer. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a holder’s right to require us to make a Change of Control Offer as described above.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.  The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness:

(a) the Company, any Guarantor, any Finance Subsidiary that is a Domestic Restricted Subsidiary and any Accounts Receivable Entity that is a Domestic Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

(b) any Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof,

(i) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

(ii) if the agreements governing such Indebtedness contain an encumbrance or restriction on the ability of the applicable Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) to pay dividends or make distributions on or in respect of its Capital Stock, the Combined Fixed Charge Coverage Ratio of the Restricted Subsidiaries that are not Guarantors would be greater than 2.25 to 1.0.

No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including without limitation, Indebtedness under the Credit Agreement pursuant to clause (2) of the definition of Permitted Indebtedness).

The Company and the Guarantors will not incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company or the Guarantors unless such Indebtedness is at least equally subordinated in right of payment to the notes and any Subsidiary Guarantee.

Limitation on Restricted Payments.  The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of its Capital Stock to holders of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

(c) make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness (other than the principal payment on, or the purchase, redemption, defeasance, retirement or other acquisition for value of, Subordinated Indebtedness made in satisfaction of or anticipation of satisfying a sinking fund obligation, principal installment or final maturity within one year of the due date of such obligation, installment or final maturity); or

(d) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after March 31, 2003 (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) 50 percent of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100 percent of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter commencing on April 1, 2003 and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100 percent of the Fair Market Value of the net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to March 31, 2003 and on or prior to the Reference Date of Qualified Capital Stock of the Company or from the issuance of Indebtedness of the Company that has been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(x) without duplication of any amounts included in clause (3)(x) above, 100 percent of the Fair Market Value of the net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company’s Capital Stock subsequent to March 31, 2003; plus

(y) an amount equal to the lesser of (A) the sum of the Fair Market Value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and/or the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company and each Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries” or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries”; plus

(z) an amount equal to the sum of (1) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person after the Issue Date resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary and (2) the amount of any Guarantee or similar arrangement that has terminated or expired or by which it has been reduced to the extent that it was treated as a Restricted Payment after March 31, 2003 that reduced the amount available under this clause (3) or clause (VIII) of the next paragraph net of any amounts paid by the Company or a Restricted Subsidiary in respect of such Guarantee or similar arrangement; provided, however, that the amounts set forth in clauses (1) and (2) above shall not exceed, in the case of any such Person, the amount of Investments (excluding Permitted Investments) previously made and treated as a Restricted Payment by the Company or any Restricted Subsidiary after March 31, 2003 that reduced the amount available under this clause (3) or (VIII) of the next paragraph in such Person or Unrestricted Subsidiary.

As of September 30, 2010, we would have had approximately $255 million of available capacity to make Restricted Payments under the foregoing clause (3). Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(I) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(II) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(III) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock (or rights or options therefor) of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $25.0 million in the aggregate subsequent to March 31, 2003;

(IV) dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis;

(V) an Investment with the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(VI) any purchase or redemption of Indebtedness that ranks subordinate and junior in right of payment to the notes utilizing any Net Cash Proceeds remaining after the Company has complied with the requirements of the covenants described under “—Limitation on Asset Sales and “—Change of Control”;

(VII) any purchase, redemption, defeasance, retirement, payment or prepayment of principal of Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) Refinancing Indebtedness;

(VIII) other Restricted Payments in an amount not to exceed $50 million in the aggregate since the Issue Date;

(IX) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Consolidated Total Debt Ratio would not exceed 3.25 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and

(X) any purchase, redemption, defeasance, retirement, payment or prepayment of the Senior Subordinated Notes within 45 days after the Issue Date using the net proceeds of this offering, together with cash on hand and available liquidity.

In determining the aggregate amount of Restricted Payments made subsequent to March 31, 2003 in accordance with clause (3) of the first paragraph of this covenant “—Limitation on Restricted Payments,” amounts expended pursuant to clauses (I), (II) and (III), (V), (VII)(i), (VII)(ii) and (IX) shall be included in such calculation.

Limitation on Asset Sales.  The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75 percent of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either (A) to prepay any Indebtedness secured by a lien on such asset to the extent of the net proceeds of such asset and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in availability under such revolving credit facility, regardless of the fact that no prepayment is required), (B) to acquire Replacement Assets or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

Pending the final application of the Net Cash Proceeds, the Company and the Restricted Subsidiaries may invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the first paragraph under this “Limitation on Asset Sales” (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100 percent of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if the Company elects (or is required by the terms of any Indebtedness that ranks pari passu with the notes), such Net Proceeds Offer may be made ratably to purchase the notes and such pari passu Indebtedness.

If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $50.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $50.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $50.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries after the Issue Date as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the

Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of the notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purpose or for any other purposes not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. A Net Proceeds Offer shall remain open for a period of at least 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary;

except for such encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) the Indenture;

(3) the Credit Agreement and/or the documentation for the Credit Agreement;

(4) the Senior Notes and Senior Subordinated Notes and/or the documentation for the Senior Notes and Senior Subordinated Notes and/or documentation for the Senior Subordinated Notes, in the case of the Senior Subordinated Notes pending retirement of the Senior Subordinated Notes within 45 days after the Issue Date using the net proceeds of the offering of the old notes, together with cash on hand and available liquidity;

(5) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(6) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(7) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(8) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

(9) any instrument governing Indebtedness of a Foreign Restricted Subsidiary;

(10) customary restrictions on the transfer of any property or assets arising under a security agreement governing a Lien permitted under the Indenture;

(11) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(12) any agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (6), (7) or (9) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (6), (7) or (9);

(13) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends and distributions pending such sale or disposition;

(14) any agreement, instrument or Lien placing encumbrances or restrictions applicable only to a Finance Subsidiary or an Accounts Receivable Entity; or

(15) any agreement governing Indebtedness permitted to be incurred pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive than the provisions contained in the Credit Agreement or in the Indenture as in effect on the Issue Date.

Limitation on Issuances of Capital Stock of Restricted Subsidiaries.  The Company will not permit any of the Restricted Subsidiaries (other than a Finance Subsidiary or an Accounts Receivable Entity) to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary (other than a Finance Subsidiary or an Accounts Receivable Entity).

Issuance of Subsidiary Guarantees.  If, on or after the Issue Date, the Company forms or acquires any Domestic Restricted Subsidiary (other than (w) an Acquired Subsidiary for so long as it is not a Wholly Owned Domestic Restricted Subsidiary, (x) a Finance Subsidiary, (y) an Accounts Receivable Entity or (z) an Immaterial Domestic Subsidiary) that incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary), or if, on or after the Issue Date, any Restricted Subsidiary that is not a Guarantor guarantees (a “Guarantee”) any Indebtedness of the Company or a Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary) (“Guaranteed Indebtedness”), then the Company shall cause such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee (each, a “Subsidiary Guarantee”) all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2) execute and deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be.

Thereafter, such Domestic Restricted Subsidiary or Restricted Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company may cause any other Restricted Subsidiary of the Company to issue a Subsidiary Guarantee and become a Guarantor.

If the Guaranteed Indebtedness is pari passu with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with the Subsidiary Guarantee. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, a Subsidiary Guarantee of the notes provided by a Guarantor will be released without any action required on the part of the Trustee or any holder of the notes:

(1) if the guarantee of the Credit Agreement and of the Senior Notes made by such Guarantor is released, unless such Guarantor has any Indebtedness outstanding or remains a guarantor of Indebtedness of the Company or another Guarantor;

(2) if (a) all of the Capital Stock of, or all or substantially all of the assets of, such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described under the caption “—Limitation on Asset Sales”;

(3) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption “—Limitation on Designations of Unrestricted Subsidiaries”; or

(4) upon the Company’s request if the Fair Market Value of the assets of the applicable Guarantor (as determined in good faith by the Board of Directors of the Company), together with the Fair Market Value of the assets of other Guarantors whose Subsidiary Guarantee was released in the same calendar year in reliance on this paragraph (4), do not exceed $5.0 million (subject to cumulative carryover for amounts not used in any prior calendar year).

At the Company’s request, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligation under its Subsidiary Guarantee in connection with a permitted amendment. See “—Modification of the Indenture.”

Limitation on Liens.  The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries, whether now owned or hereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Subsidiary Guarantee, the notes or such Subsidiary Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured,

except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing Indebtedness permitted to be incurred pursuant to clause (2) or (11) of the definition of “Permitted Indebtedness” and all other Obligations relating thereto;

(C) Liens securing the notes or any Subsidiary Guarantee;

(D) Liens in favor of the Company or any Guarantor;

(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness (including, without limitation, Acquired Indebtedness) which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

(I) are no less favorable to holders of the notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(II) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(F) Permitted Liens.

Merger, Consolidation and Sale of Assets.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (y) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (z) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; provided, however, that this clause shall not be effective during any Suspension Period as described under “—Covenant Suspension”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted or to be released in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

No Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and Indenture in connection with any transaction complying with the provisions of the covenant described under “—Limitation on Asset Sales”) will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity shall expressly assume by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of such Guarantor to be performed or observed;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; provided, however, that this clause shall not be effective during any Suspension Period as described under “—Covenant Suspension”; and

(5) the Company shall have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Limitation on Transactions with Affiliates.  (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(x) Affiliate Transactions permitted under paragraph (b) below; and

(y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) on or after the Issue Date that involves an aggregate Fair Market Value of more than $50.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in paragraph (a) shall not apply to:

(1) employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

(2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture; and

(4) Restricted Payments, Permitted Investments or Permitted Liens permitted by the Indenture.

Payments for Consent.  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Subsidiary Guarantees unless such consideration is offered to be paid to all holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Limitation on Designations of Unrestricted Subsidiaries.  The Company may, on or after the Issue Date, designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary or is a Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

(3) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” at the time of Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture.

The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time:

(x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under “—Limitation on Restricted Payments.”

The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if

(1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation;

(2) all Liens and Indebtedness of such Unrestricted Subsidiaries outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(3) such Subsidiary shall for purposes of the covenant described above under “—Issuance of Subsidiary Guarantees” be treated as having then been acquired by the Company.

All Designations and Revocations must be evidenced by an officers’ certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Reports to Holders.  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide to the Trustee and the holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods required; provided, however, that availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligations under this provision. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods required by law.

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries.

In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 90 days after the date any report hereunder is due.

Covenant Suspension

Beginning on the date (the “Suspension Date”) that (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, and ending on the date (the “Reversion Date”) that either Rating Agency (or both Rating Agencies) withdraws its Investment Grade Rating on the notes or downgrades the rating assigned by it to the notes below an Investment Grade Rating or a Default or Event of Default has occurred and is continuing (such period of time from and including the Suspension Date to but excluding the Reversion Date, the “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under the following headings under the caption “—Certain Covenants”:

“—Limitation on Incurrence of Additional Indebtedness,”

“—Limitation on Restricted Payments,”

“—Limitation on Asset Sales,”

“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,”

“—Limitation on Transactions with Affiliates,” and

Clause (2) of the first paragraph and clause (4) of the second paragraph under the caption “—Merger, Consolidation and Sale of Assets”

(collectively, the “Suspended Covenants”); provided, however, that the Company and its Restricted Subsidiaries will remain subject to the provisions of the Indenture described above under the caption “Change of Control” and under the following headings under the caption “—Certain Covenants”:

“—Issuance of Subsidiary Guarantees,”

“—Limitation on Issuances of Capital Stock of Restricted Subsidiaries,”

“—Limitation on Liens,”

“—Merger, Consolidation and Sale of Assets” (except to the extent set forth in this paragraph),

“—Payments for Consent,”

“—Limitation on Designations of Unrestricted Subsidiaries,” and

“—Reports to Holders.”

During any Suspension Period, the Company’s Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred and Disqualified Stock and Preferred Stock issued during the Suspension Period will be classified as having been incurred or issued pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” above or one of the clauses set forth in the definition of Permitted Indebtedness (to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent any such Indebtedness would not be so permitted to be incurred or issued pursuant to the Consolidated Fixed Charge Coverage Ratio or the definition of Permitted Indebtedness, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of Permitted Indebtedness.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Certain Covenants—Limitation on Restricted Payments” will be made as though the covenant described under “—Certain Covenants—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

For purposes of the covenant described under “—Limitation on Asset Sales”, on the Suspension Date, the Net Cash Proceeds amount will be reset to zero.

Notwithstanding the reinstatement of the Suspended Covenants on the Reversion Date, neither (a) the continued existence, on and after the Reversion Date, of facts and circumstances or obligations that occurred, were incurred or otherwise came into existence during a Suspension Period nor (b) the performance thereof, shall constitute a breach of any Suspended Covenant set forth in the Indenture or cause a Default or Event of Default thereunder; provided, however, that (i) the Company and the Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by either Rating Agency (or both Rating Agencies) of its Investment Grade Rating on the notes and (ii) the Company reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25 percent of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 30 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, exceeds $75.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $75.0 million not covered by adequate insurance (other than self-insurance) shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7) any Subsidiary Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Subsidiary Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is such a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above) shall occur and be continuing, the Trustee or the holders of at least 25 percent in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company (and to the Trustee if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company will be required to provide an officers’ certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission or failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and registration of transfer or exchange of the notes and subordination provisions, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have (i) become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company and/or the Guarantors have paid all other sums payable under the Indenture, including amounts owing to the Trustee;

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; and

(4) there exists no Default or Event of Default under the Indenture.

Modification of the Indenture

From time to time, the Company, any Guarantor and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including:

(1) curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the holders of the notes in any material respect;

(2) providing for the assumption by a successor Person of the obligations of the Company or any Guarantor under the Indenture in accordance with the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”; and

(3) adding any Guarantor.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes; or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Subsidiary Guarantee in a manner which adversely affects the holders;

(8) modify the provisions of “—Certain Covenants—Payments for Consent” in any manner adverse to a holder of notes; or

(9) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture provides that it, the notes and any Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default known to the Trustee, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Accounts Receivable Entity” means a Person, including, without limitation, a Subsidiary of the Company, whose operations consist solely of owning and/or selling accounts receivable of the Company and its Subsidiaries and engaging in other activities in connection with transactions that are Permitted Receivables Financings.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Acquired Subsidiary” means a Person which becomes a Restricted Subsidiary after the Issue Date; provided that such Person has outstanding voting Capital Stock prior to becoming a Subsidiary of the Company and a majority of such voting Capital Stock was owned by Persons other than the Company and its Restricted Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $15 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”;

(3) any Restricted Payment made in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(4) sales or contributions of accounts receivable and related assets pursuant to a Permitted Receivables Financing made in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; or

(5) sales of (i) obsolete and not practically useable or (ii) worn-out equipment.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4) demand and time deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended; and

(8) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250 million.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50 percent of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Combined EBITDA” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (the “Combined Subsidiaries”), for any period, the sum (without duplication) of:

(1) Combined Net Income; and

(2) to the extent Combined Net Income has been reduced thereby:

(A) all income taxes of the Combined Subsidiaries paid or accrued in accordance with GAAP for such period;

(B) Combined Interest Expense; and

(C) Combined Non-cash Charges,

less any non-cash items increasing Combined Net Income for such period, all as determined on a combined basis for the Combined Subsidiaries in accordance with GAAP.

“Combined Fixed Charge Coverage Ratio” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary), the ratio of Combined EBITDA during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Combined Fixed Charge Coverage Ratio (the “Transaction Date”) to Combined Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Combined EBITDA” and “Combined Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of one of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) (including any Person who becomes such a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Combined EBITDA (provided that such Combined EBITDA shall be included only to the extent includable pursuant to the definition of “Combined Net Income”) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If any of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) directly or indirectly guarantee Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed

Indebtedness. Furthermore, in calculating “Combined Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Combined Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Combined Fixed Charges” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum, without duplication, of:

(1) Combined Interest Expense, plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Restricted Subsidiaries that are not Guarantors (other than Finance Subsidiaries and Accounts Receivable Entities that are Domestic Restricted Subsidiaries) paid, accrued and/or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

“Combined Interest Expense” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) for such period determined on a combined basis in accordance with GAAP, including without limitation,

(A) any amortization of debt discount,

(B) the net costs under Interest Swap Obligations,

(C) all capitalized interest, and

(D) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations accrued by the Restricted Subsidiaries that are not Guarantors (and are not a Finance Subsidiary or Accounts Receivable Entity that is a Domestic Restricted Subsidiary) during such period as determined on a consolidated basis in accordance with GAAP; and

(3) net losses relating to sales of accounts receivable pursuant to Permitted Receivable Financings during such period as determined on a combined basis in accordance with GAAP;

provided that Combined Interest Expense shall not include any of the foregoing to the extent owing to the Company or any Restricted Subsidiary or to the extent owed by a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary.

“Combined Net Income” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate net income (or loss) of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) for such period as determined on a combined basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

(3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Combined Net Income accrued at any time following March 31, 2003;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(7) write-downs resulting from the impairment of intangible assets;

(8) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(9) any restructuring charges incurred and disclosed in the Company’s audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since the Issue Date not to exceed $80.0 million.

“Combined Non-cash Charges” means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate depreciation, amortization and other non-cash expenses of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) reducing Combined Net Income for such period, determined on a combined basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary of the Company designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of the commodities at the time used in the ordinary course of business of the Company or any of its Restricted Subsidiaries and not for speculative purposes.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(A) all income taxes of the Company and the Restricted Subsidiaries expensed or accrued in accordance with GAAP for such period;

(B) Consolidated Interest Expense; and

(C) Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of “Consolidated Net Income”) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation,

(A) any amortization of debt discount,

(B) the net costs under Interest Swap Obligations,

(C) all capitalized interest, and

(D) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3) to the extent not included in clause (1) above, net losses relating to sales of accounts receivable pursuant to Permitted Receivables Financings during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

(3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

(4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following March 31, 2003;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) from and after the date that such operation is classified as discontinued;

(8) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9) write-downs resulting from the impairment of intangible assets;

(10) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

(11) any restructuring charges incurred and disclosed in the Company’s audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since the Issue Date not to exceed $80.0 million.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash payments for any future period).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries that is secured by Liens as of the end of the Four Quarter Period ending on or prior to the Transaction Date to (b) the aggregate amount of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries as of the end of the Four Quarter Period ending on or prior to the Transaction Date to (b) the aggregate amount of Consolidated EBITDA of the Company during the Four Quarter Period ending on or prior to the Transaction Date, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit and (y) all obligations relating to Permitted Receivables Financings) and (2) the aggregate amount of all outstanding Disqualified Capital Stock of the Company and all Disqualified Capital Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and

Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on the applicable date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of March 16, 2007 (amending and restating the Amended and Restated Credit Agreement dated as of December 12, 2003 (amending and restating the Credit Agreement dated as of September 30, 1999)) (as amended and waived by the Amendment and Waiver dated as of July 23, 2007, the Second Amendment dated as of November 26, 2007, the Third Amendment dated as of December 23, 2008, the Fourth Amendment dated as of February 19, 2009, the Fifth Amendment dated as of June 3, 2010 and the Sixth Amendment dated as of November 23, 2010), among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time in accordance with their terms (the “Existing Credit Agreement”), including any agreement (a “Replacement Agreement”) extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (including the definition of Permitted Indebtedness)) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice of both would be, an Event of Default.

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Offering” has the meaning set forth under “—Redemption—Optional Redemption upon Equity Offerings.” “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Finance Subsidiary” means a Restricted Subsidiary that is organized solely for the purpose of owning Indebtedness of the Company and/or other Restricted Subsidiaries and issuing securities the proceeds of which are utilized by the Company and/or other Restricted Subsidiaries, and which engages only in such activities and activities incident thereto.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” has the meaning set forth under “—Certain Covenants—Issuance of Subsidiary Guarantees.”

“Guarantor” means (1) each Wholly Owned Domestic Restricted Subsidiary of the Company (other than any Immaterial Domestic Subsidiaries, Accounts Receivable Entities and Finance Subsidiaries) as of the Issue Date and (2) each other Restricted Subsidiary that in the future is required to or executes a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Issuance of Subsidiary Guarantees” or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person in respect of (a) interest rate or currency swap agreements, interest rate or currency cap agreements, interest rate or currency collar agreements or (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and/or currency exchange rates.

“Immaterial Domestic Subsidiaries” means, at any time, any Domestic Restricted Subsidiary of the Company having total assets (as determined in accordance with GAAP) in an amount of less than 1 percent of the consolidated total assets of the Company and its Domestic Restricted Subsidiaries (as determined in accordance with GAAP); provided, however, that the total assets (as so determined) of all Immaterial Domestic Subsidiaries shall not exceed 5 percent of consolidated total assets of the Company and its Domestic Subsidiaries (as so determined). In the event that the total assets of all Immaterial Domestic Subsidiaries exceed 5 percent of consolidated total assets of the Company and its Domestic Restricted Subsidiaries, the Company will designate Domestic Restricted Subsidiaries that would otherwise be Immaterial Domestic Subsidiaries to be excluded as Immaterial Domestic Subsidiaries until such 5 percent threshold is met. Notwithstanding the foregoing, no Domestic Restricted Subsidiary that guarantees the Credit Agreement or any obligation thereunder shall be deemed an Immaterial Domestic Subsidiary.

“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence on Additional Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person;

(9) all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10) all Outstanding Permitted Receivables Financings.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means (i) with respect to the notes issued on the Issue Date, the initial purchasers identified on the cover hereof and (ii) with respect to each issuance of additional notes, if any, the Persons purchasing securities from the Company pursuant to the related Purchase Agreement.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any bankruptcy law, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Interest Swap Obligations” means the obligations of the Company and the Restricted Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Restricted Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate lock obligations, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB− (or the equivalent) by S&P (or the equivalent rating by any Successor Rating Agency).

“Issue Date” means December 23, 2010, the date of initial issuance of the notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, deed to secure debt, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and relocation expenses);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” had the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceedings, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness, (c) any obligation to post cash collateral in respect of letters of credit and any other obligations and (d) any Cash Management Obligations or Hedging Obligations.

“Outstanding Permitted Receivables Financings” means the aggregate amount of the receivables sold, contributed or financed pursuant to a Permitted Receivables Financing that remain uncollected at any one time. For the avoidance of doubt, regardless of the accounting treatment under GAAP, it is understood that the amount financed pursuant to a Permitted Receivables Financing is the aggregate amount of capital funded by the purchasers (other than an Account Receivables Entity) thereunder and outstanding at the time of determination.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the notes, the Indenture and any Subsidiary Guarantees outstanding on the Issue Date;

(2) Indebtedness incurred pursuant to the Credit Agreement (or, in the case of clause (2)(x) below, pursuant to a Credit Facility) in an aggregate principal amount at any time outstanding not to exceed the greater of:

(x) $1,250 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

(y) the sum of (A) 85 percent of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 50 percent of the net book value of the inventory of the Company and the Restricted Subsidiaries;

(3) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions are made thereon;

(4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5) Indebtedness under Currency Agreements and Commodity Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Restricted

Subsidiary of the Company or the lenders or collateral agent under any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”; provided that if as of any date any Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”, owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the lenders or the collateral agent under any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens” and is subject to no Lien other than a Lien in favor of the lenders or collateral agent, any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and, except in the case of Indebtedness owed to Foreign Subsidiaries, subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under any agreement governing secured Indebtedness permitted to be incurred under “—Limitation on Incurrence of Additional Indebtedness” and “—Limitation on Liens”, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(9) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or any such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10) Refinancing Indebtedness;

(11) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $250.0 million at any one time outstanding;

(12) additional Indebtedness of Foreign Subsidiaries of the Company in an aggregate principal amount not to exceed 125.0 million Euros at any one time outstanding;

(13) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed 10 percent of Consolidated Net Tangible Assets at any one time outstanding;

(14) Outstanding Permitted Receivables Financings; and

(15) any Guarantee by the Company or a Guarantor of any Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by the Company or such Restricted Subsidiary under the terms of the Indenture at the time so incurred.

If any Indebtedness incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Indebtedness as set forth in clauses (1) through (15) of this definition, or is entitled to be incurred pursuant to the first paragraph under “—Limitation on Incurrence of Additional

Indebtedness,” the Company may classify under which category such incurrence shall be deemed to have been made or, for the avoidance of doubt, later reclassify all or a portion of such item of Indebtedness, in any manner that complies with the covenant entitled “—Limitation on Incurrence of Additional Indebtedness” (including this definition); provided that Indebtedness under the Credit Facilities outstanding on the Issue Date will be deemed to have been incurred in reliance on the exception provided by clause (1) of this definition of “Permitted Indebtedness” and may not be reclassified.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate of $25.0 million at any one time outstanding;

(5) Commodity Agreements, Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent accounts;

(7) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(8) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed 7.5 percent of Consolidated Net Tangible Assets at the time of such Investment, at any one time outstanding;

(9) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed 7.5 percent of Consolidated Net Tangible Assets at the time of such Investment, at any one time outstanding; and

(10) Investments in an Accounts Receivable Entity.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person and not incurred in connection with or in contemplation thereof;

provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(4) Liens on property at the time such Person or any of its Subsidiaries acquires the property and not incurred in connection with or in contemplation thereof, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (and assets and property affixed or appurtenant thereto);

(5) leases or subleases granted in the ordinary course of business;

(6) any interest or title of a lessor under any lease;

(7) Liens arising out of consignments or similar arrangements for the sale of goods in the ordinary course of business;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(12) purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Restricted Subsidiary acquired in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related Purchase Money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired (and assets affixed or appurtenant thereto) and (B) the Lien securing the Purchase Money Indebtedness shall be created within 180 days after such acquisition;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(17) Liens securing Indebtedness and other Obligations under Commodity Agreements, Currency Agreements and Cash Management Obligations, in each case permitted under the Indenture;

(18) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

(19) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Restricted Subsidiaries;

(20) Liens incurred in connection with a Permitted Receivables Financing; and

(21) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2.50:1.00.

“Permitted Receivables Financing” means any sale or contribution by the Company or a Restricted Subsidiary of accounts receivable and related assets intended to be (and which shall be treated for purposes of the Indenture as) a true sale transaction with customary limited recourse based upon the collectibility of the receivables and related assets sold and the corresponding sale or pledge of such accounts receivable and related assets (or an interest therein), in each case without any guarantee (excluding guarantees of obligations (other than of collectibility of receivables transferred or of Indebtedness) pursuant to representations, warranties, covenants and indemnities customary for such transactions), by the Company or any Restricted Subsidiary other than an Accounts Receivable Entity.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Agreement” means (i) with respect to the notes issued on the Issue Date, the Purchase Agreement, dated as of December 9, 2010, by and among the Company, the Guarantors and the Initial Purchasers, and (ii) with respect to each issuance of additional notes, if any, the purchase agreement or underwriting agreement among the Company, the Guarantors and the Initial Purchasers.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost of an Asset Acquisition or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agencies” means Moody’s and S&P; provided that if S&P, Moody’s or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a “Successor Rating Agency”)

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

(1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of the completion of all components of such proposed Refinancing (provided such completion occurs within 60 days of the initial incurrence of Indebtedness in connection with such Refinancing) (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means (i) with respect to the notes issued on the Issue Date, the Registration Rights Agreement dated the Issue Date among the Company, the Guarantors and the Initial Purchasers and (ii) with respect to any issuance of additional notes, the registration rights agreement relating to such issuance of additional notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company, the Guarantors and the Initial Purchasers under the related Purchase Agreement.

“Replacement Assets” means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto (including Capital Stock of a Person which becomes a Restricted Subsidiary).

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Senior Notes” means the Company’s 8 1/8% Senior Notes due 2015 issued from time to time under that certain indenture dated as of November 20, 2007 with Wachovia Bank, National Association, as trustee, and the Company’s 7 3/4% Senior Notes due 2018 issued from time to time under that certain indenture dated August 3, 2010 with U.S. Bank National Association, as trustee.

“Senior Subordinated Notes” means the Company’s 8 5/8% Senior Subordinated Notes due 2014 issued under that certain indenture dated as of October 19, 2004 with The Bank of New York, as trustee.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subordinated Indebtedness” means Indebtedness as to which the payment of principal (and premium, if any) and interest and other payment obligations is subordinate or junior in right of payment by its terms to the notes or the Subsidiary Guarantees of the Company or a Guarantor, as applicable, including, without limitation, the Senior Subordinated Notes.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantee” has the meaning set forth under “—Certain Covenants—Issuance of Subsidiary Guarantees.”

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Transaction Date” has the meaning set forth in the definition of Combined Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is also a Domestic Restricted Subsidiary.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

REGISTRATION RIGHTS

We and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the old notes on December 23, 2010. In that agreement, we agreed for the benefit of the holders of the old notes that we would use our commercially reasonable efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the old notes for an issue of Commission-registered notes with terms identical to those notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

When the Commission declares the exchange offer registration statement effective, we will offer the exchange notes in return for the old notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders. For each note surrendered to us under the exchange offer, the noteholder will receive an exchange note of equal principal amount. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the notes or, if no interest has been paid on the notes, from the issue date.

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we will use our commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the notes offered hereby and to keep that shelf registration statement effective until the second anniversary of the issue date of the old notes, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. Upon the request of any initial purchaser, we will also use our commercially reasonable efforts to cause a shelf registration statement to become and remain effective for a specified period as to notes offered hereby held by the initial purchaser that have the status of an unsold allotment in the initial distribution of those notes. We will, in the event of a shelf registration, provide to each noteholder whose notes are covered thereby copies of the prospectus that is a part of the shelf registration statement, notify each such noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If (i) the exchange offer is not completed (or, if the exchange offer is not permitted, the shelf registration statement is not declared effective) on or before the date that is 210 days after the closing date (the “Target Registration Date”) or (ii) a shelf registration statement requested by an initial purchaser as described above is not declared effective within 60 days after the request (also a “Target Registration Date”), the annual interest rate borne by the notes offered hereby will be increased 0.25 percent per annum with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of such 90-day period, by an additional 0.25 percent per annum (together with the increase described in the preceding clause, as applicable, the “Additional Stated Interest”), in each case until the exchange offer is completed or the shelf registration statement is declared effective. Notwithstanding the foregoing, in no event will the Additional Stated Interest exceed 1.0 percent per annum in the aggregate.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, which are called global notes. The old notes, to the extent validly tendered and accepted and directed by their holders in the letters of transmittal, will be exchanged through book-entry electronic transfer for the global note(s). Upon issuance, the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated with an interest in the global notes; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Beneficial interests in one global note may generally be exchanged for interests in another global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Neither we nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of an exchange note acquired pursuant to the exchange offer. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an exchange note that for U.S. federal income tax purposes is:

•	a citizen or resident alien individual of the United States;

•	a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more United States persons, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A non-U.S. Holder means a beneficial owner of an exchange note, that, for U.S. federal income tax purposes, is a nonresident alien individual or a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

If an entity, either foreign or domestic, treated as a partnership for U.S. federal income tax purposes holds the exchange notes, the tax treatment of a partner as a beneficial owner of an exchange note generally will depend upon the status of the partner and the activities of the partnership. Each partner of a partnership should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the exchange notes. Foreign partnerships also generally are subject to special tax documentation requirements.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change (perhaps retroactively), and is for general purposes only. This summary addresses only holders who hold the exchange notes as capital assets within the meaning of Section 1221 of the Code and does not represent a detailed description of the U.S. federal income tax consequences to holders in light of their particular circumstances. In addition, it does not address the U.S. federal income tax consequences applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as taxpayers subject to the alternative minimum tax, expatriates, financial institutions, partnerships or other pass-through entities or investors in such entities, individual retirement and other tax deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding exchange notes as part of a straddle, hedge, conversion transaction or other integrated investment, controlled foreign corporations, passive foreign investment companies, and U.S. Holders whose functional currency is other than the U.S. dollar. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation is discussed. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

We have not and will not seek any rulings or opinions from the Internal Revenue Service (“IRS”), or opinions from counsel, regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership or disposition of the exchange notes that are different from those discussed below.

You should consult your own tax advisor concerning the particular U.S. federal income tax and other U.S. federal tax (such as estate and gift) consequences to you resulting from your ownership and disposition of the exchange notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

The Exchange Offer

The exchange of your old notes for exchange notes pursuant to the terms of the exchange offer should not be a taxable event for U.S. federal income tax purposes. Consequently, your initial tax basis in an exchange note should be equal to your adjusted tax basis in the old note at the time of the exchange of such old note for the exchange note. In addition, your holding period for an exchange note should include your holding period for the old note exchanged for such exchange note.

Contingent Payments

In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the exchange notes. The obligation to make such payments, including liquidated damages and redemption premiums payable in certain circumstances, may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” Under applicable Treasury regulations, the possibility of such amounts being paid will not cause the exchange notes to be treated as contingent debt payment instruments if there is only a remote chance that these contingencies will occur or if such contingencies are considered to be incidental. Although the matter is not free from doubt, we intend to take the position that the likelihood that such payments will be made is remote or incidental and therefore the exchange notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the exchange note that such holder’s determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. For example, if the exchange notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of an exchange note as ordinary income rather than as capital gain, and the timing and amount of income inclusion may be different from the consequences discussed herein. The remainder of this disclosure assumes that the exchange notes will not be treated as contingent payment debt instruments.

U.S. Holders

Interest.  The old notes were not issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, a U.S. Holder will have ordinary interest income equal to the amount of interest paid or accrued on an exchange note, includable in accordance with the holder’s regular method of tax accounting for U.S. federal income tax purposes.

Dispositions.  Generally, a sale, exchange, redemption, retirement or other taxable disposition of an exchange note will result in capital gain or loss equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to accrued and unpaid interest, which, as described above, will be taxed as ordinary income to the extent not previously included in gross income by the U.S. Holder) and the U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis for determining gain or loss on the disposition of an exchange note generally will equal the purchase price of the old note exchanged for such exchange note, reduced by amortizable bond premium to reduce interest on the old note. Any capital gain or loss generally will be long-term capital gain or loss if the exchange note is held for more than one year. The deductibility of capital losses is subject to limitations. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for a reduced rate of U.S. federal income taxation. You should consult your tax advisor regarding the treatment of capital gains and losses.

Non-U.S. Holders

Interest.  The United States generally imposes a 30 percent withholding tax on payments of interest to non-U.S. persons. Such U.S. federal withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the exchange notes that is not effectively connected with the conduct of a U.S. trade or business provided that such holder:

•	does not actually (or constructively) own ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and Treasury regulations;

•	is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	is not a bank whose receipt of interest on the exchange notes is described in section 881(c)(3)(A) of the Code; and

•	(a) provides identifying information (i.e., name and address) to us or our paying agent on IRS Form W-8 BEN (or successor form), and certifies, under penalty of perjury, that such holder is not a U.S. person, or (b) a financial institution holding the exchange notes on behalf of such holder certifies, under penalty of perjury, that it has received the applicable IRS Form W-8 BEN (or successor form) from the beneficial owner and provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such holder will be subject to the 30 percent U.S. federal withholding tax, unless such holder provides us with a properly executed (i) IRS Form W-8 BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the exchange notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such holder) such holder generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if such holder were a United States person as defined under the Code. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States. For this purpose, effectively connected interest on exchange notes will be included in earnings and profits.

Dispositions.  Subject to the discussion of backup withholding, any gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note by a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by such holder or (ii) such holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. Holder’s gain is effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such holder), such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a United States person. If such a non-U.S. Holder is a corporation, such holder may also, under certain circumstances, be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on its effectively connected earnings and profits. If a non-U.S. Holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to interest paid to, and to the proceeds of a sale or other disposition of an exchange note (including a retirement or redemption) by, certain U.S. Holders. In addition, backup withholding (currently at a rate of 28%) may apply to a U.S. Holder unless such holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding generally does not apply to payments made to certain exempt U.S. persons.

In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the statement described above under “—Non-U.S. Holders—Interest” and neither we nor our paying agent has actual knowledge or reason to know that such holder is a U.S. Holder.

Payments of the proceeds of a sale, exchange or other disposition (including a retirement or redemption) of the exchange notes made to or through a foreign office of foreign, non-U.S. related financial intermediaries will not be subject to information reporting or backup withholding. A non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of an exchange note within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above under “—Non-U.S. Holders—Interest” or such holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished by such holder to the IRS.

Recently Enacted United States Legislation

Recently enacted United States legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. Prospective investors should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

PLAN OF DISTRIBUTION

Until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The exchange notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for the exchange notes to be quoted on any quotation system. We cannot assure you that a liquid trading market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell will be favorable.

LEGAL MATTERS

Legal matters regarding the notes offered hereby will be passed upon for us by Mayer Brown LLP. Mayer Brown LLP has in the past represented and continues to represent us in various matters.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the related consolidated financial statement schedule and the effectiveness of Tenneco Inc.’s internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the Company’s adoption of the new measurement date provisions for defined pension and other postretirement plans and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information of Tenneco Inc. for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Tenneco Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited financial information of Tenneco Inc. for the three-month and nine-month periods ended September 30, 2010, the three-month and six-month periods ended June 30, 2010 and the three-month period ended March 31, 2010, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. The separate report of PricewaterhouseCoopers LLP states that they did not audit and do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on the report of PricewaterhouseCoopers LLP on such information should be restricted in light of the limited nature of the review procedures applied and because that report is not subject to the liability provisions of Section 11 of the Securities Act of 1933 as such report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the Commission. You may read and copy any reports, statements and other information we file at the Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the Commission the exchange notes offered hereby to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes offered hereby remains outstanding, we will furnish to the trustee and the holders of the notes and, upon written request, to securities analysts and prospective investors, and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the Commission. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any holder of the notes or prospective purchaser of the notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION BY REFERENCE

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Securities Exchange Act of 1934. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	information that is considered to be filed with the Commission pursuant to our Current Reports on Form 8-K or 8-K/A submitted to the Commission on February 4, 2010 (excluding Items 2.02 and 9.01 and Exhibit 99.1), March 3, 2010, March 15, 2010, March 31, 2010, May 14, 2010, May 17, 2010, June 9, 2010, July 15, 2010, July 30, 2010, August 3, 2010, October 14, 2010, November 22, 2010, November 30, 2010, December 13, 2010, December 27, 2010, January 10, 2011, January 13, 2011 and February 3, 2011 (excluding Items 2.02 and 9.01 and Exhibit 99.1); and

•	items filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or subsequent to the date of this prospectus and before termination of this offering.

Any information incorporated by reference is considered to be part of this prospectus, and any information that we file with the Commission subsequent to the filing of the incorporated material or the date of this prospectus will automatically update and, if applicable, supersede the incorporated information and this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The restated certificate of incorporation of Tenneco Inc. (“Tenneco”) provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation law (“DGCL”). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to Tenneco or its stockholders;(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco’s certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of his or her duty of care. The provisions of Tenneco’s certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

Tenneco’s by-laws include the following provisions:

“Section 14.

(1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director of officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or payment of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

(6) Any repeal or modification of the foregoing provisions of this Section 14 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.”

In addition, several of Tenneco’s directors have entered into separate contractual indemnity arrangements with Tenneco. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above.

Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and agents of the corporation under certain circumstances and subject to certain limitations.

The by-laws of Tenneco Automotive Operating Company Inc. (“TAOC”), Clevite Industries Inc. (“Clevite”), Tenneco Global Holdings Inc. (“Global”), Tenneco International Holding Corp. (“TIHC”) and TMC Texas Inc. (“TMC”) provide that TAOC, Clevite, Global, TIHC and TMC Texas shall indemnify their directors and officers to the maximum extent permitted from time to time by the DGCL. The by-laws of The Pullman Company (“Pullman”) provide that Pullman shall indemnify its directors and officers if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Pullman, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. Such indemnification includes expenses and attorneys’ fees incurred in connection with any claim. Expenses (including attorneys’ fees) are to be paid by Pullman in advance of the final disposition of any action upon receipt of an undertaking by or on behalf of any director or officer to repay the advanced amount if it is determined that such officer or director is not entitled to be indemnified. The certificates of incorporation of Clevite, Pullman & TIHC have provisions limiting the personal liability of their directors to the corporation similar to that discussed above for Tenneco.

Item 21.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 22.	Undertakings.

Each of the undersigned co-registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February 2011.

TENNECO INC.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February 2011.

Signature		Position

/s/ Gregg M. Sherrill Gregg M. Sherrill		Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas		Vice President and Controller (Principal Accounting Officer)

* Charles W. Cramb		Director

* Dennis J. Letham		Director

/s/ Hari N. Nair Hari N. Nair		Director

* Roger B. Porter		Director

* David B. Price, Jr.		Director

* Paul T. Stecko		Director

* Mitsunobu Takeuchi		Director

* Jane L. Warner		Director

*By:	/s/ James D. Harrington James D. Harrington Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

TENNECO AUTOMOTIVE OPERATING COMPANY INC.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

CLEVITE INDUSTRIES INC.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

THE PULLMAN COMPANY

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

TENNECO GLOBAL HOLDINGS INC.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

TENNECO INTERNATIONAL HOLDING CORP.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on the 9th day of February, 2011.

TMC TEXAS INC.

By:	/s/ Gregg M. Sherrill
Gregg M. Sherrill
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 9th day of February, 2011.

Signature	Position

/s/ Gregg M. Sherrill Gregg M. Sherrill	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kenneth R. Trammell Kenneth R. Trammell	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Paul D. Novas Paul D. Novas	Vice President and Controller (Principal Accounting Officer)

/s/ James D. Harrington James D. Harrington	Director

INDEX TO EXHIBITS

Exhibit
Number		Description

3	.1(a)	Restated Certificate of Incorporation of Tenneco Automotive Inc., dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(a) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
3	.1(b)	Certificate of Amendment, dated December 11, 1996 (incorporated herein by reference from Exhibit 3.1(c) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
3	.1(c)	Certificate of Ownership and Merger, dated July 8, 1997 (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997, File No. 1-12387).
3	.1(d)	Certificate of Designation of Series B Junior Participating Preferred Stock dated September 9, 1998 (incorporated herein by reference from Exhibit 3.1(d) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 1-12387).
3	.1(e)	Certificate of Elimination of the Series A Participating Junior Preferred Stock of Tenneco Automotive Inc. dated September 11, 1998 (incorporated herein by reference from Exhibit 3.1(e) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, File No. 1-12387).
3	.1(f)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(f) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
3	.1(g)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(g) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
3	.1(h)	Certificate of Ownership and Merger merging Tenneco Automotive Merger Sub Inc. with and into Tenneco Automotive Inc., dated November 5, 1999 (incorporated herein by reference from Exhibit 3.1(h) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, File No. 1-12387).
3	.1(i)	Certificate of Amendment to Restated Certificate of Incorporation of Tenneco Automotive Inc. dated May 9, 2000 (incorporated herein by reference from Exhibit 3.1(i) of Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-12387).
3	.1(j)	Certificate of Ownership and Merger merging Tenneco Inc. with and into the registrant, dated October 27, 2005 (incorporated herein by reference from Exhibit 99.1 of Tenneco Inc.’s Current Report on Form 8-K dated October 28, 2005, File No. 1-12387).
3.2		By-laws of Tenneco Inc., as amended March 4, 2008 (incorporated herein by reference from Exhibit 99.1 of Tenneco Inc.’s Current Report on Form 8-K dated March 10, 2008, File No. 1-12387).
3.3		Certificate of Incorporation of Tenneco Global Holdings Inc. (“Global”), as amended (incorporated herein by reference to Exhibit 3.3 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.4		By-laws of Global (incorporated herein by reference to Exhibit 3.4 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.5		Certificate of Incorporation of TMC Texas Inc. (“TMC”) (incorporated herein by reference to Exhibit 3.5 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.6		By-laws of TMC (incorporated herein by reference to Exhibit 3.6 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.7		Amended and Restate Certificate of Incorporation of Tenneco International Holding Corp. (“TIHC”) (incorporated herein by reference to Exhibit 3.1 to Tenneco Automotive Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, File No. 1-12387).
3.8		Amended and Restated By-laws of TIHC (incorporated herein by reference to Exhibit 3.8 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).

Exhibit
Number		Description

3.9		Certificate of Incorporation of Clevite Industries Inc. (“Clevite”), as amended (incorporated herein by reference to Exhibit 3.9 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.10		By-laws of Clevite (incorporated herein by reference to Exhibit 3.10 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.11		Amended and Restated Certificate of Incorporation of the Pullman Company (“Pullman”) (incorporated herein by reference to Exhibit 3.11 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.12		By-laws of Pullman (incorporated herein by reference to Exhibit 3.12 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.13		Certificate of Incorporation of Tenneco Automotive Operating Company Inc. (“TAOC”) incorporated herein by reference to Exhibit 3.13 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
3.14		By-laws of TAOC (incorporated herein by reference to Exhibit 3.14 to Tenneco Automotive Inc.’s Registration Statement on Form S-4, Reg. No. 333-93757).
4.1		Indenture, dated as of December 23, 2010, among Tenneco Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to Tenneco Inc.’s Current Report on Form 8-K filed on December 27, 2010, File No. 1-12387).
4.2		Registration Rights Agreement, dated as of December 23, 2010, among Tenneco Inc., the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated herein by reference to Exhibit 4.2 to Tenneco Inc.’s Current Report on Form 8-K filed on December 27, 2010, File No. 1-12387).
4.3		Form of Exchange Note (included in Exhibit 4.1).
†5	.1	Opinion of Mayer Brown LLP.
12.1		Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 to Tenneco Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 1-12387 and Exhibit 12 to Tenneco Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, File No. 1-12387).
†15	.1	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information.
†15	.2	PricewaterhouseCoopers LLP Letter re: Unaudited Interim Financial Information.
†23	.1	Consent of Mayer Brown LLP (included in Exhibit 5.1).
*23	.2	Consent of Deloitte & Touche LLP.
†24	.1	Powers of Attorney.
†25	.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.
†99	.1	Form of Letter of Transmittal.

*	Filed herewith

†	Filed previously